UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynex Capital, Inc.
(Name of Registrant as Specified in Its Charter)

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Dynex Capital, Inc.

Notice of Annual Meeting of Shareholders
and
Proxy Statement

Annual Meeting of Shareholders
May 11, 2021

March 31, 2021

To Our Common Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) on Tuesday, May 11, 2021. The meeting will begin at 11:00 a.m. Eastern Time and will be hosted online by webcast at www.meetingcenter.io/297721567. Last year, for the first time, we introduced a virtual meeting format for the Annual Meeting that we believe facilitates expanded shareholder access and participation. Additionally, due to the ongoing public health concerns associated with the COVID-19 pandemic, we believe that a virtual meeting format again this year will help protect the health, safety and well-being of our employees, shareholders and community at large, which continues to be our priority.

The business of the meeting is to consider and act upon the election of directors; to approve, in an advisory and non-binding vote, the compensation of our named executive officers; and to ratify the selection of the auditors of the Company.

As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement and 2020 Annual Report to Shareholders over the Internet to most of our shareholders. This means that most of our shareholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. This approach lowers the cost of delivering the annual meeting materials and reduces the environmental impact of the meeting. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Whether or not you plan to attend the meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you receive your proxy materials by mail, you may instead sign, date and mail the proxy card in the postage-paid envelope provided. Instructions regarding all three methods of voting are contained in the proxy card. If you mail the proxy card and desire to vote your shares of common stock in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy card in the envelope provided in order to record your vote.

Sincerely,
Michael R. Hughes
Chairperson of the Board

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
___________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Common Shareholders:

The Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) will be held on Tuesday, May 11, 2021, at 11:00 a.m. Eastern Time, to consider and act upon the following matters:

1.To elect six (6) directors of the Company, to hold office until the next annual meeting and until their successors are elected and duly qualified; and
2.To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement; and
3.To ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2021 fiscal year; and
4.To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders will be able to attend the Annual Meeting online via webcast, vote electronically and submit questions during the meeting online. There will be no physical location for shareholders to attend. Shareholders may attend the Annual Meeting at www.meetingcenter.io/297721567.

Only shareholders of record of our common stock at the close of business on March 9, 2021, the record date, will be entitled to vote at the Annual Meeting.

Management desires to have maximum representation at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the accompanying Proxy Statement. If you receive these materials by mail, you may instead sign, date and mail the proxy card in the postage-paid envelope provided. A proxy may be revoked by a shareholder prior to its use by notice in writing to the Secretary of the Company, by submitting a later-dated proxy to the Secretary of the Company, by changing your vote via the toll-free telephone number or over the Internet or by attending and voting during the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote during the Annual Meeting, you must register prior to the Annual Meeting, as described in the Proxy Statement).

By Order of the Board of Directors
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Secretary
Dated: March 31, 2021

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
____________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 11, 2021

To Our Common Shareholders:

This Proxy Statement is furnished to the holders of the common stock of Dynex Capital, Inc. (the “Company”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held online by webcast on Tuesday, May 11, 2021, at 11:00 a.m. Eastern Time (the “Annual Meeting”). Shareholders will be able to listen, vote electronically and submit questions during the Annual Meeting online. There will be no physical location for shareholders to attend. If you plan to attend the Annual Meeting, please see the instructions beginning on page 2 of this Proxy Statement.

The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2020 Annual Report to Shareholders available to most of our shareholders electronically via the Internet. On March 31, 2021, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. Most shareholders will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 11, 2021

The Proxy Statement and 2020 Annual Report to Shareholders are available online by visiting www.envisionreports.com/DYNX.

GENERAL INFORMATION

Attending the Annual Meeting

The Board believes that a virtual meeting format will provide the opportunity for full and equal participation by all shareholders, from any location around the world, while substantially reducing the costs associated with hosting an in-person meeting.

The Company has considered concerns raised by investor advisory groups and other shareholder rights advocates that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, we have designed our virtual meeting format to enhance, rather than constrain, shareholder access, participation and communication. The Company believes its virtual meeting will afford a greater number of our shareholders the opportunity to attend the Annual Meeting while still affording shareholders the same rights they would have had at an in-person meeting and substantially reducing the time and expense associated with holding an in-person meeting.

Additionally, due to the ongoing public health concerns associated with the COVID-19 pandemic the Company believes that a virtual meeting format again this year will help protect the health, safety and well-being of our employees, shareholders and the community at large.

If you plan to attend the virtual Annual Meeting online, please follow the instructions in the following Questions and Answers:

Q: How can I attend the Annual Meeting?

A: The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively online at www.meetingcenter.io/297721567. The password for the meeting is DYNX2021. You are entitled to attend, vote and submit questions prior to and during the Annual Meeting if you were a shareholder of the Company as of the close of business on March 9, 2021, the record date, or if you hold a valid proxy for the Annual Meeting. Guests may join the Annual Meeting in a listen-only mode.

The virtual meeting will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time to leave ample time to log into the webcast and test your computer audio system. Please follow the instructions as outlined below.

Q: Do I need to register to attend the Annual Meeting?

A: Registered Shareholders. If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), then you do not need to register to attend the Annual Meeting virtually. To attend the meeting, visit the Annual Meeting website at www.meetingcenter.io/297721567 to log-in on the day of the meeting and enter the meeting password DYNX2021 and your 15-digit control number located on your Notice of Internet Availability of Proxy Materials or proxy card.

Beneficial Shareholders. If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as a bank or broker), then you must register in advance to attend the Annual Meeting virtually.

To register to attend the Annual Meeting virtually you must submit proof of your proxy power (such as a legal proxy or broker’s proxy card) reflecting your common stock holdings, along with your name and email address to Computershare. Requests for registration should be directed to Computershare by email to legalproxy@computershare.com (forwarding the email from your broker, or attaching an image of your legal proxy) or by mail to:

Computershare
Dynex Capital, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received on or before April 30, 2021.

You will receive a confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials. To attend the meeting, visit the Annual Meeting website at www.meetingcenter.io/297721567 to log in on the day of the meeting and enter the meeting password DYNX2021 and the 15-digit control number provided in the confirmation sent by Computershare.

Q: How do I ask questions during the Annual Meeting?

A: Shareholders of record may submit questions prior to or during the Annual Meeting by visiting www.meetingcenter.io/297721567, entering the meeting password DYNX2021 and your 15-digit control number located on your Notice of Internet Availability of Proxy Materials or proxy card, and then following the instructions to submit a question. Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations. If there are pertinent questions submitted that cannot be answered during the meeting due to time limitations, management will post answers to a representative set of such questions (after consolidating repetitive questions) to our website at www.dynexcapital.com under “Investor Center - Corporate Information – News & Market Information – Proxy Materials.”

Q: What if I have trouble accessing the Annual Meeting virtually?

A: If you have difficulties logging into the Annual Meeting virtually, you can use the technical resources available on the log-in page at www.meetingcenter.io/297721567, which will be available beginning at 10:00 a.m. Eastern Time on May 11, 2021 or contact 1-888-724-2416 for further assistance.

If there are any technical issues in convening or hosting the Annual Meeting, we will promptly post information to our website at www.dynexcapital.com under “Investor Center - Corporate Information – News & Market Information – Proxy Materials,” including information on when the meeting will be reconvened.

Solicitation

You have received these proxy materials because the Company’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by the Internet and the mail, and also may be made by personal interview, telephone and e-mail by directors and officers of the Company, acting without compensation other than their regular compensation. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of shares of common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding these proxy materials to such beneficial owners.

Voting Rights

Holders of shares of common stock at the close of business on March 9, 2021, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 30,354,569 shares of common stock were outstanding, with each outstanding share of common stock entitled to one vote for each of the six directors nominated and one vote on each other matter presented at the Annual Meeting. Holders of shares of the Company’s 6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock are not entitled to notice of or to vote at the Annual Meeting.

Quorum and Broker Non-Votes

The presence of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, will constitute a quorum for all matters presented at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. Virtual attendance at the Annual Meeting constitutes presence “in person” for purposes of a quorum at the meeting. “Broker non-votes” (which are shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions for purposes of a quorum. The election of directors and the advisory vote to approve the compensation of the Company’s named executive officers are not considered routine matters and, therefore, brokers do not have discretionary voting power with respect to these proposals. The ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2021 fiscal year is considered a routine matter and, therefore, brokers do have discretionary voting power with respect to this proposal.

Vote Required

Under the Company’s “majority vote” standard for uncontested director elections, with respect to each nominee, votes may be cast for or against, or you may abstain from voting. If a quorum is present, in order for a nominee to be elected in an uncontested election, the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election. Abstentions or broker non-votes will not count as votes cast and will have no effect on the outcome of the election. If a nominee who is an incumbent director is not elected to the Board of Directors, he or she must offer his or her resignation promptly to the Board of Directors, which will then determine whether to accept or reject the offered resignation, or whether to take other action. The Company maintains a “plurality vote” standard in contested director elections (where the number of nominees exceeds the number of directors to be elected).

For the advisory vote to approve the compensation of the Company’s named executive officers and the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2021 fiscal year, votes may be cast for or against, or you may abstain from voting. For these proposals, if a quorum is present, approval of the proposal requires that the number of votes cast for the proposal by holders entitled to vote exceeds the number of votes cast against the proposal. Abstentions or broker non-votes will not count as votes cast and will have no effect on the outcome of these proposals.

Information about Voting

You will receive multiple Notices of Internet Availability of Proxy Materials or printed copies of the proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote the shares represented by each Notice of Internet Availability of Proxy Materials and proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote during the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•By Telephone - you can vote by telephone toll-free by following the instructions on the proxy card (you will need the 15-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card);
•By Internet - you can vote over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card (you will need the 15-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card); or
•By Mail - if you received these proxy materials by mail, you can vote by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

If you hold shares in the Dynex Capital, Inc. 401(k) Plan, your voting instructions for those shares must be received by 5:00 p.m. Eastern Time on May 10, 2021 to allow sufficient time for voting by the trustee of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record and you must register in advance to attend the Annual Meeting online by webcast.

Revocability of Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 10, 2021;
•By submitting by the close of business on May 10, 2021 a completed proxy card bearing a later date than any other proxy submitted by you;
•By toll-free telephone by following the instructions on the proxy card (you will need the 15-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card);
•By visiting the website listed on the Notice of Internet Availability of Proxy Materials or proxy card and following the instructions (you will need the 15-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card); or
•By attending the Annual Meeting and voting during the Annual Meeting.

Your latest proxy card, telephone vote, or Internet vote with respect to the same shares is the one that will be counted.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to change your vote.

Voting your shares by telephone or over the Internet or sending in a proxy card will not affect your right to attend and vote during the Annual Meeting. However, if you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend and vote during the Annual Meeting.

If you vote in time for the Annual Meeting by proxy, the individuals named on the proxy (your “proxies”) will vote your shares of common stock in accordance with the choices you specified. If you properly submit a proxy without indicating your instructions, the shares of common stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the compensation of the Company’s named executive officers, and FOR the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2021 fiscal year.

Other Matters

Management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if any other matters are properly presented to the shareholders for action, it is the intention of the individuals named in the proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K, including financial statements for the year ended December 31, 2020, which is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials and is being mailed together with this Proxy Statement to shareholders who receive the proxy materials by mail, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Pursuant to Virginia law and our Restated Articles of Incorporation (the "Articles of Incorporation"), directors of the Company are to be elected by the holders of shares of common stock at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. On the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated Byron L. Boston, Julia L. Coronado, Michael R. Hughes, Joy D. Palmer, Robert A. Salcetti and David H. Stevens for election by the holders of shares of common stock to the Board of Directors at the Annual Meeting.

On October 13, 2020, the Board elected Dr. Coronado and Ms. Palmer to the Board, effective October 27, 2020. Dr. Coronado and Ms. Palmer were initially recommended to the Nominating & Corporate Governance Committee as potential directors by our Chief Executive Officer, Byron Boston and the Chairperson of our Board, Michael Hughes, respectively.

Unless otherwise indicated, a proxy will be voted FOR the election of Messrs. Boston, Hughes, Salcetti and Stevens and Dr. Coronado and Ms. Palmer to the Board of Directors. Each director nominee has agreed to serve if elected. Selected biographical information regarding each director nominee is set forth below.

Although it is anticipated that each director nominee will be able to serve, should any nominee become unavailable to serve, the shares represented by each proxy may be voted for another person or persons designated by the Company’s Board of Directors. In no event will a proxy be voted for more than six directors.

Board of Directors Nominees

The following information sets forth the names, ages, principal occupations and business experience for the Company’s director nominees as of March 1, 2021. In addition to the information presented below regarding each director nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Byron L. Boston (62) became a director of the Company in March 2012. Mr. Boston has served as Chief Executive Officer and Co-Chief Investment Officer since January 1, 2014. He also served as President from March 1, 2012 to December 18, 2020. Prior to January 1, 2014, Mr. Boston served as President and Chief Investment Officer since March 1, 2012 and held the position of Chief Investment Officer since April 2008. Prior to joining the Company, Mr. Boston served as Executive Vice President of Sunset Financial Resources, Inc. (“Sunset Financial”), a mortgage REIT located in Jacksonville, Florida. Prior to Sunset Financial, Mr. Boston served as a senior officer for the Freddie Mac Corporation. Mr. Boston has also held banking and trading positions at New York investment banking firms. Mr. Boston currently serves on the board of directors of the Mortgage Bankers Association (“MBA”) and the Salzburg Global Seminar (“Salzburg”). Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago.

We believe Mr. Boston’s qualifications to serve on our Board of Directors include his experience gained as our Chief Executive Officer, President (until December 2020) and Co-Chief Investment Officer. In addition, he has substantial experience investing in and managing portfolios of mortgage assets gained in his years at Freddie Mac Corporation, Sunset Financial and various large financial institutions. He also has substantial experience in debt and equity capital markets. His participation on the MBA and Salzburg boards exposes him to important developments in housing finance and global regulation of financial institutions and financial services firms. These experiences allow Mr. Boston to offer a different perspective on the Company’s current and future business operations regarding investments, which is a valuable resource for our Board of Directors.

Julia L. Coronado, Ph.D. (52) joined the Board of Directors in October 2020. Since 2017, Dr. Coronado has served as the President and Founder of MacroPolicy Perspectives, an economic consultancy focusing on monetary policy and global macroeconomic developments. Dr. Coronado is also a member of the New York Federal Reserve’s Economic Advisory Panel. Previously, she served as Chief Global Economist at Graham Capital Management, an institutional asset management firm, from 2014 to 2017, as Chief Economist North America, Managing Director at BNP Paribas, a global financial services company, from 2009 to 2014, and as Senior U.S. Economist and Director at Barclays Capital from 2006 to 2009. Prior to these roles, Dr. Coronado served as Economist at the Federal Reserve Board of Governors from 1997 to 2005. Dr. Coronado serves on the board of directors of Robert Half International, Inc., where she serves on the nominating & governance committee. She also served as a director of MTGE Investment Corp. from 2016 to 2018, where she served on the audit, compensation and corporate governance committees, and as an advisory director at Protiviti Consulting from 2017 to 2019. Dr. Coronado received her Ph.D. in Economics at the University of Texas at Austin and holds a B.A. in Economics from the University of Illinois at Urbana-Champaign. She has served as Clinical Associate Professor of Finance at the University of Texas, McCombs School of Business since 2018.

Dr. Coronado brings to our Board of Directors extensive experience and expertise in international and domestic market economics, fiscal and monetary policy, and global economic forecasting. We believe her experience in these areas, as well as her service on other public company and advisory boards, enable her to offer significant insights with respect to the Company’s business strategy and make her a valuable member of our Board of Directors.

Michael R. Hughes (60) became a director of the Company in November 2010 and is currently the Chairperson of the Board. Mr. Hughes joined Switchmate Home, LLC as Chief Financial Officer in March 2017. Previously, he had served as Portfolio Manager at Ascend Capital Management since 2012. He also serves on the board of trustees and is the current president of the Bentley School in Oakland, California. Mr. Hughes was a partner and portfolio manager of Osterweis Capital Management from 2005 to 2008 and was the First Vice President of Merrill Lynch Financial Institutions Research from 1989 to 2005. Mr. Hughes began his career as an equity analyst at Dean Witter Reynolds in 1986. Mr. Hughes holds an A.B. from the University of California at Berkeley in Geophysics. Mr. Hughes was awarded the Chartered Financial Analyst (CFA) designation in 1991.

We believe Mr. Hughes’ qualifications to serve on our Board of Directors include his background as a portfolio manager of financial institutions and his extensive experience as a securities analyst. In these roles, he oversaw the investment in and/or the equity analysis of mortgage companies, mortgage REITs, consumer and commercial finance, and government agencies including Fannie Mae and Freddie Mac. These experiences, coupled with Mr. Hughes’ CFA designation and substantial financial expertise, allow him to offer significant insights and advice, thus making him a valuable addition to our Board.

Joy D. Palmer (63) joined the Board of Directors in October 2020. Ms. Palmer is a former Deputy Chief Accountant for the Office of the Comptroller of the Currency (the “OCC”), a position that she held from 2018 until March 2020. Prior to that, she served as a national bank regulator in various positions at the OCC from 2002 until 2018 and Director, Equity Research at Merrill Lynch from 1996 to 2002, focused on companies in the financial services sector. Ms. Palmer holds an M.B.A from the NYU Stern School of Business in Finance, as well as a B.S. in Accounting from Montclair State University and an Associates in Arts in Business Administration from County College of Morris.

We believe Ms. Palmer’s qualifications to serve on our Board of Directors include her experience as a policy accountant for the Comptroller of the Currency. In connection with this role, she has subject matter expertise on GAAP and regulatory trends at national banks with a specific focus on large banks, as well as expertise in mortgage investing, origination and servicing and related hedging practices, which are skills and experiences that are valuable to our Board of Directors. Additionally, from her 34-year career in a variety of accounting, finance, treasury and investor relations roles, Ms. Palmer is knowledgeable regarding operational and organizational best practices, which is a valuable resource for our Board of Directors.

Robert A. Salcetti (66) joined the Board of Directors in December 2013. Mr. Salcetti served as a managing director at JPMorgan Chase from 2000 until his retirement in 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of managing director at Chase Manhattan Bank from 1996 to 2000, senior vice president of TCB/Chemical Bank from 1992 to 1996, division manager of TCB/Chemical Bank from 1986 to 1992, vice president and section manager of Texas Commerce Bank, the predecessor to TCB/Chemical Bank, from 1980 to 1986, and vice president of American Mortgage Company from 1976 to 1979. Mr. Salcetti earned a degree of B.S. in business administration from Carlow College in 1976. Mr. Salcetti served as a director of Ocwen Financial Corporation (“Ocwen”) from January 2011 to July 2019. While on the Board of Ocwen, he served on its audit, compliance, executive and independent review committees and as co-chairman of its risk and compliance committee. Additionally, Mr. Salcetti served as a director of Cherry Hill Mortgage Investment Corporation from October 2013 until June 2015 and served on its audit, compensation and nomination/governance committees during all or part of that time.

We believe Mr. Salcetti’s qualifications to serve on our Board of Directors include his background in operational and strategic management, including over 40 years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our Board of Directors from both an operational and strategic perspective.

David H. Stevens (64) joined the Board of Directors in January 2019. Mr. Stevens is a 35-year industry veteran with in-depth experience in the real estate finance and mortgage banking industry. He began his career as a loan officer in Colorado in 1983 and progressed into branch, regional, divisional, and national management roles in the same company over 16 years. He then spent seven years as the Senior Vice President and head of the single-family business at Freddie Mac, and then ran the wholesale lending business nationally as Executive Vice President for Wells Fargo. In July of 2006, he accepted a position as President and Chief Operating Officer of the Long & Foster Companies, including the core real estate company and all affiliated businesses of mortgage, settlement services, and insurance. Mr. Stevens served in the Obama Administration as Assistant Secretary of Housing and FHA Commissioner, from 2009 until March 31, 2011. Mr. Stevens retired as President and CEO of the MBA in Washington D.C. in September 2018, where he had served since May 2011. In addition, he is currently focused on advisory efforts in real estate finance and providing technical and strategic consultation to financial institutions and intermediaries. Mr. Stevens previously served as a director of Radian, Inc. a diversified mortgage and real estate services business, from March to April 2019.

We believe Mr. Stevens’s qualifications to serve on our Board of Directors include his background in the real estate finance sector, including over 30 years of mortgage finance, capital markets and housing policy experience. His association with Freddie Mac, Wells Fargo Home Mortgage, the U.S. Department of Housing and Urban Development and the MBA, among others, has given Mr. Stevens insight into the mortgage finance industry for both residential and commercial real estate. His knowledge of housing finance policy issues and the relationships that he has developed in various housing policy institutions is also very valuable to the Board and the Company. With his extensive experience, Mr. Stevens is deeply knowledgeable of all aspects of the industry and is able to provide this industry knowledge to our Board of Directors.

We are not aware of any family relationship among any director or executive officer; nor are we aware of any involvement of any director or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director or executive officer.

DEMOGRAPHICS	BOSTON	CORONADO	HUGHES	PALMER	SALCETTI	STEVENS
Age	62	52	60	63	66	64
Gender Diverse		✓		✓
Racially or Ethnically Diverse	✓
Tenure	9 years	<1 year	10 years	<1 year	7 years	2 years

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

ESG, CORPORATE GOVERNANCE,
AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Amended and Restated Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Environmental, Social and Governance (“ESG”) Initiatives

We are committed to excellence in our ESG practices and have authentically built many ESG principles into our corporate culture. We understand that ESG practices can create value by improving the environment and the lives of our employees, shareholders, business partners, and the community and we recognize that understanding our efforts on ESG practices is increasingly important to those key relationships. Our Nominating & Corporate Governance Committee has primary oversight of our efforts in ESG policies, activities, and communications. Together, we assess our practices with a goal of meeting or exceeding industry and peer standards. We also established a Steering Committee in 2020, which is actively developing ESG guidelines and has begun prioritizing measurable ESG goals for the Company for 2021 in response to surveys of our employees. The Steering Committee also intends to survey our Board, investors, and community members to assess the materiality and importance of various ESG matters to these stakeholders. We have adopted the Sustainability Accounting Standards Board Conceptual Framework in 2020 and are committed to reporting within such framework in 2021. Additionally, we continually seek opportunities in pursuit of the long-term success of our business and to enhance the communities where we operate through corporate giving, employee volunteering, human capital development, and environmental sustainability programs. Additional information regarding our efforts to implement environmental and social factors in the operation of our business is available in the Corporate Responsibility section of our website at www.dynexcapital.com. The following are notable ESG policies we had in place as of December 31, 2020 as well as targets we have established for 2021:

Our Environmental Commitment

As an asset management and investment firm with approximately 20 office-based employees, our business operations have a relatively modest environmental impact. However, energy conservation and environmental sustainability efforts are a priority at the Company.

Our corporate efforts to reduce our environmental impact include:
•By December 2021, committing to purchasing carbon offsets for all employee business air travel;
•Using specific green products for office cleaning and pest control;
•Recycling of paper and aluminum cans and recycling containers placed in common areas;
•Recycling of electronic equipment and ink cartridges; and
•Eliminating single use plastics such as coffee pods, straws, utensils, and water bottles.

Our Social Commitment

Our primary social considerations and impacts relate to our investment activity, serving our community, and human capital management, all of which are critical to our success as an organization.

Investment Activity

We have been a leader for over 30 years in providing private capital to the U.S. housing finance system and in support of affordable housing in communities across the United States. Our business enhances liquidity in residential and commercial real estate mortgage markets and, in turn, facilitates home ownership and affordable housing in the United States.

Community Commitment

At the Company, we believe that supporting the communities where we work and live is a meaningful commitment to both our employees and our neighbors. With the help of our employees, we strive to create a positive impact on our communities, making them better places to live and work.

The Company’s community involvement can be any combination of charitable contributions, including leadership assistance, employee volunteering in local civic and charitable organizations or financial support. We believe in supporting organizations, projects and programs that encourage the future development and well-being of our local communities.

Employees are encouraged and given opportunities to donate time and funds to community organizations of their choice, and the Company offers a matching gift program for employee charitable contributions. In addition, the Company has historically supported the following areas to which it feels strongly connected:
•Affordable housing;
•Financial literacy;
•Children’s health and social services; and
•Career counseling in underprivileged communities.

Human Capital Management

At the Company, we strive to have highly engaged employees committed to looking out for each other and our shareholders. Our employees are our most important asset and the key to fulfilling one of our goals to make people’s lives better and to strengthen the communities we serve. We are focused on engaging, developing, retaining and attracting talented employees in a supportive atmosphere in which to grow professionally and contribute.

We are committed to promoting diversity within our workforce and believe diversity extends beyond gender, race, ethnicity, age and sexual orientation to include different perspectives, skills, and experiences and socioeconomic backgrounds. We hire based on qualifications and evaluate, recognize, reward and promote employees based on performance without regard to race, religion, color, national origin, disability, gender, gender identity, sexual orientation, stereotypes or assumptions based thereon. In addition, equity is fundamental to our philosophy of fair and equitable treatment. We regularly review and analyze our compensation practices and engage in ongoing efforts to ensure pay equity within all levels of employment.

We have created a corporate culture that is welcoming, inclusive and respectful to all. Our world of diversity and inclusion extends beyond gender, race, ethnicity, age and sexual orientation to include different thoughts, skills, experiences and backgrounds.

Finally, we pride ourselves on providing a wide selection of resources to protect our employees’ health, well-being, financial security, safety, and work-life balance including an onsite fitness center (currently with limited access as a precaution during the COVID-19 pandemic), coverage of a substantial portion of health insurance, and a competitive 401(k) company match. In addition, we have historically offered flexible working arrangements to accommodate the individual needs of our employees who request it. Due to the COVID-19 pandemic, all employees are currently encouraged to work from home, and substantially all do, at least on a part-time basis. Like many companies, the COVID-19 pandemic has increased our focus on health and safety efforts to protect our employees and their families from potential virus exposure, while ensuring that our critical operations remain fully supported. Since the beginning of the COVID-19 pandemic, we have taken precautionary measures and implemented procedures aligned with the Centers for Disease Control and Prevention to protect, manage, and communicate with our workforce to contain the impacts of the virus.

Recognizing the vital role that human capital management serves in the long-term success of the Company, we have a Human Capital Strategy Planning process, which includes the Board, which formalizes the process for management and development of employees. In addition to talent management and development initiatives, the Human Capital Strategy Planning process included the following in 2020:
•development of organizational core values and a plan to integrate these values into a variety of human capital processes and practices;
•offering of a personal development program in which all employees were encouraged to participate;
•initiation of a formalized process for determining current and future human capital requirements; and
•implementation of improved performance measures designed to better determine individual and team developmental needs.

Additional information regarding the robust health and wellness plans our employees have access to will be available during 2021 in the Corporate Responsibility section of our website at www.dynexcapital.com.

Our Governance Commitment

We believe good corporate governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its shareholders.

Highlights of our governance practices include:
•Our Board of Directors represents a well-rounded and diverse combination of skills, knowledge, experience and perspectives.
•All of our directors are independent, other than the Chief Executive Officer.
•All of the members of our key committees are independent.
•One-third of our directors are female.
•We separate the Chairperson and Chief Executive Officer roles.
•Incumbent directors up for re-election to our Board of Directors who fail to receive a majority of the votes cast in an uncontested election must tender their resignation.
•Our Board is fully declassified, and directors are elected annually.
•In September 2020, our Board adopted a Board Refreshment and Diversity Policy to ensure a relevant, inclusive and diverse membership on the Board; to provide the Board with the best combination of knowledge, skills, experience and perspectives among its members (including with respect to gender, age, race, culture and experience); and to oversee and support our strategy for the future.

•The Company has not established term limits. Pursuant to its Board Refreshment and Diversity Policy, the Nominating and Corporate Governance Committee evaluates qualifications and contributions of each incumbent director before recommending the nomination of such director for re-election.
•We have CEO and senior management succession plans.
•We are dedicated to Board refreshment and thoughtful director succession planning.
•The Company has not adopted a “poison pill” or other similar shareholder rights provisions in its governance documents.
•Key risks are overseen by Board committees, including enterprise-wide risk management (Audit Committee), investment related risks (Investment Committee) executive compensation risks (Compensation Committee) and our ESG initiatives (Nominating & Corporate Governance Committee).
•During 2020, our directors continued to be engaged, with director attendance for Board and committee meetings greater than 75% for each director.
•The Company has a strong Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our employees, officers and directors and covers a wide range of business practices and procedures designed to foster the highest ethical standards in all business relationships. This policy covers, among other things, compliance with applicable laws, conflicts of interest, confidentiality, fair dealing, discrimination and harassment, health and safety, reporting of suspected violations, and enforcement of our Code Conduct.
•Our Whistleblower Policy provides a structured and formal process to facilitate confidential, anonymous submissions by employees of the Company and others with concerns or complaints regarding the Company's accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Conduct.
•Our Board of Directors and each of our key committees annually conduct a substantive self-evaluation.
•We require that executives and directors own a meaningful amount of Company stock.
•We prohibit our executive officers and directors from hedging and pledging Company stock.

Director Skills and Qualifications

The Board believes that its directors collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The diagram below is a summary of the range of skills and experiences that our directors bring to the Board, each of which we find to be relevant to our business. Because it is a summary, it does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Director Independence

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to its size, criteria for membership and selection to the Board, committees of the Board, meetings and access to management, director compensation, director orientation and continuing education, annual performance evaluation of the Board, director responsibilities, annual review of performance of the Chief Executive Officer, management succession and ethics and conduct. The Guidelines are available on the Company’s website at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that Messrs. Hughes, Salcetti, and Stevens, Dr. Coronado, and Ms. Palmer are independent as defined by the NYSE listing standards. The Board of Directors also previously determined that Mr. Barry A. Igdaloff, who served as a director until August 31, 2020, and Ms. Valerie A. Mosley, who served as a director until October 27, 2020, were independent as defined by the NYSE listing standards during their service on the Board. In reaching these conclusions, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. In addition, the Board considered all relevant facts and circumstances, including relationships that a director may have due to his or her status as an investor in an entity that may have a relationship with the Company.

As permitted by the NYSE, the Company’s Corporate Governance Guidelines establish categorical standards under which, except with respect to members of the Audit Committee and the Compensation Committee, the following relationships between a non-employee director and the Company will not be considered material:
•if during any twelve-month period within the last three years, the director or any immediate family member of the director received $120,000 or less in direct compensation from the Company, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•if during each of the current fiscal year and three most recent fiscal years, the director is, or was, an executive officer or an employee (or has, or had, an immediate family member who is, or was, an executive officer) of another company that made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or
•if the director serves as an executive officer of a charitable organization to which the Company made charitable contributions that did not exceed the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues in each of the last three fiscal years.

None of the Company’s directors, their immediate family members, or organizations in which they are a partner, shareholder or officer, are engaged in any material relationships with the Company, except Mr. Boston, who serves as Chief Executive Officer and Co-Chief Investment Officer of the Company.

Code of Business Conduct and Ethics

The Board of Directors has approved our Code of Conduct for directors, officers and employees of the Company and each of its subsidiaries including the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses such topics as compliance with applicable laws, conflicts of interest, use and protection of Company assets, confidentiality, dealings with the press and communications with the public, accounting and financial reporting matters, fair dealing, discrimination and harassment and health and safety. It is available on the Company’s website at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy of the Code of Conduct is available to any shareholder upon written request to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

We intend to provide any required disclosure of an amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company’s website at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance” promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure.

Board and Committee Meeting Attendance

In 2020, there were 10 meetings of the Board of Directors. Each director attended at least 75% of the total number meetings of the Board and of the committees on which he or she served during 2020.

Board Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Chairperson of the Board and Chief Executive Officer to be separate or combined. Since 2014, these roles have been split.

Mr. Hughes, as Chairperson of the Board, is independent as defined by the NYSE listing standards. As Chairperson, Mr. Hughes’ primary responsibilities include setting the agenda for Board meetings, chairing Board meetings and participating in strategic planning efforts at the Company. He also provides feedback and counsel to Mr. Boston on important Company issues including business strategy, investment strategy, capital management, risk management and stakeholder management efforts. Additionally, the Chairperson of the Board generally chairs the executive sessions of the Board.

The Board believes that it is in the best interest of the Company’s shareholders for the positions of Chairperson of the Board and Chief Executive Officer to be separated. Mr. Hughes has extensive knowledge of the Company from his tenure as a director and from his working relationship with Mr. Boston. This has allowed him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces, but with management insight into the execution of the Company’s strategy. The Board of Directors periodically reviews the Company’s corporate governance structure to ensure that it remains the most appropriate structure for the Company and its shareholders. As a result, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

Board Oversight of Risk Management

The Company’s executive officers are responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Directors are expected to devote sufficient time and apply themselves to understanding the Company’s business and its significant risks. The Board of Directors has an Investment Committee that oversees the investment activities of the Company and the risks related to these activities. The Investment Committee regularly receives presentations from senior management regarding the Company’s investment portfolio, its risk profile and its investment and risk management strategies. As part of that process, the Investment Committee oversees the Company’s compliance with the investment and investment risk policies of the Company, including notification to the Board if these risk limits are approached or exceeded. Management reviews these risk limits with the Investment Committee generally quarterly. In addition, the Audit Committee, comprised solely of independent directors, oversees the Company’s enterprise risk management program, which includes, among other items, non-investment related risks such as strategic risk, operational risk, reputational risk, and cybersecurity risk. In conducting this oversight, the Audit Committee reviews and discusses with management and the Company’s risk and control personnel the Company’s policies and practices with respect to risk assessment and risk management for all non-investment risks identified by management. The Audit Committee also specifically reviews and discusses with management, the independent auditor, and risk and control personnel the risks related to financial reporting and controls on at least a quarterly basis. Additionally, the Compensation Committee, comprised solely of independent directors, reviews and discusses with management the extent to which the Company’s compensation policies and practices create or mitigate risks for the Company. In addition, the Nominating & Corporate Governance Committee, also comprised solely of independent directors, reviews and discusses with management the extent to which the Company’s ESG policies and practices create or mitigate risks for the Company. The Company believes that its leadership structure promotes effective Board oversight of risk management as the Audit, Compensation, Investment and Nominating & Corporate Governance Committees of the Board are comprised primarily of independent directors and actively monitor the Company’s policies and practices with respect to risk assessment and risk management, and the directors are provided with the information necessary to evaluate the Company’s significant risks and strategies for addressing them.

Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks to the Company.

Executive Sessions

Executive sessions where independent or non-management directors meet on an informal basis are held regularly without management participation. At least once a year, the Board schedules an executive session including only independent directors. Such sessions are generally chaired by the Chairperson of the Board.

Communications with Directors

Any director, including the Chairperson of the Board (or the Lead Independent Director when we have one), may be contacted by writing to such director c/o the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Communications to the non-management directors as a group may be sent to the Chairperson of the Board c/o the Secretary of the Company at the same address. The Company promptly forwards, without screening, any correspondence to a specified director to such director.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, Investment Committee, and Nominating & Corporate Governance Committee. The members of these committees and the number of meetings held during 2020 are identified in the table below. The Investment Committee meets between scheduled Board meetings as necessary when more frequent discussions of investment and related activities are warranted. A description of the principal responsibilities of the Audit, Compensation, and Nominating & Corporate Governance Committees follows.

Name	Audit	Compensation	Investment	Nominating & Corporate Governance
Byron L. Boston			X
Julia L. Coronado		X	X	X
Michael R. Hughes	Chair		Chair
Joy D. Palmer	X	X	X
Robert A. Salcetti	X	Chair		X
David H. Stevens	X		X	Chair
Number of meetings in 2020	5	7	2	6

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the qualifications, independence and performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee operates under a written charter last amended by the Board in February 2020. The Audit Committee Charter is available on the Company’s website at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

The Board, in its business judgment, has determined that each member of the Audit Committee is, and during 2020 was, independent for audit committee purposes as defined by regulations of the SEC and the NYSE listing standards. The Board of Directors also has determined that all of the Audit Committee members are financially literate as such term is used in the NYSE listing standards and that the members of the Board who qualify as an audit committee financial expert as defined by regulations of the SEC include Messrs. Hughes and Salcetti and Ms. Palmer.

For additional information regarding the Committee, see “Audit Information - Audit Committee Report” beginning on page 58 of this Proxy Statement.

Compensation Committee

The Compensation Committee performs the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers. The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance annually in light of those goals and objectives and determining and recommending the Chief Executive Officer’s compensation level to the independent directors based on this evaluation; reviewing and approving the compensation for executive officers, including their corporate goals and objectives; reviewing and discussing the Compensation Discussion and Analysis required by the rules of the SEC with senior management and based upon such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or proxy statement, as applicable; producing a Compensation Committee Report as required by the rules of the SEC to be included in the Company’s annual proxy statement; overseeing an annual review of the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, and, based on the review, making any changes to such policies and practices that the Committee deems appropriate; reviewing and approving any employment-related agreement or other compensation arrangement, or transaction with senior management; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; administering the Company’s equity-based, deferral and other compensation plans approved by the Board from time to time; monitoring compliance with the Company's stock ownership guidelines; reviewing any significant changes in the Company’s tax-qualified employee benefit plans; and recommending to the Board for approval non-employee director compensation.

Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Committee from time to time engages the services of FPL Associates L.P. (“FPL”) as a compensation consultant to assist the Committee in determining appropriate compensation levels for the executive officers and recommend an executive compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. The Compensation Committee engaged FPL in 2019 to conduct a comprehensive update review of our executive compensation programs and non-employee director compensation, including our short- and long-term incentive compensation programs, executive employment agreements, and severance and change in control policies and agreements.

The Compensation Committee has assessed the independence of FPL pursuant to SEC rules and has concluded that the advice it receives from FPL is objective and not influenced by any relationships that would be viewed as conflicts of interest. See further discussion at “Executive Compensation - Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement.

The Committee operates under a written charter last amended by the Board in June 2018. The charter of the Compensation Committee is available on the Company’s website at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

The Board, in its business judgment, has determined that each member of the Compensation Committee is, and during 2020 was, independent and otherwise eligible for compensation committee service as defined by the NYSE listing standards.

For additional information regarding the Committee, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk-taking by our employees. The most recent review was conducted in February 2021. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee took into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee oversees the annual evaluation process of the directors, develops qualifications for director candidates, recommends to the Board of Directors persons to be nominated to serve as directors of the Company, periodically reviews, and makes recommendations to the Board regarding the Company’s strategies, activities, policies and communications regarding sustainability and other ESG matters and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee also acts as the Company’s nominating committee. The Nominating & Corporate Governance Committee is responsible for reviewing annually, with the Chief Executive Officer, management succession planning and management development activities and strategies. The Committee operates under a written charter last amended by the Board in February 2020. The charter of the Nominating & Corporate Governance Committee is available on the Company’s website at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

The Board, in its business judgment, has determined that each member of the Nominating & Corporate Governance Committee is, and during 2020 was, independent as defined by the NYSE listing standards.

The Nominating & Corporate Governance Committee considers candidates for the Board, including candidates recommended by shareholders (as described further below), based upon a number of criteria, including but not limited to the candidate’s integrity, character, business experience, diversity, accounting and financial expertise, reputation, civic and community relationships, and knowledge and expertise in the Company’s industry. The Committee also considers each candidate’s commitment, diligence, education, business acumen, and ability to act in the interest of all shareholders, including whether the candidate may be impacted by any conflicts of interest. The Committee further considers each candidate’s independence, as defined by the NYSE listing standards, as well as their time available to devote to Board duties and responsibilities. Consistent with its belief that the composition of the Board should reflect the diversity of the Company’s employees, shareholders and other stakeholders, in September 2020, the Board adopted a Board Refreshment and Diversity Policy to guide the Committee and the Board with respect to Board member selection and refreshment to ensure a relevant, inclusive and diverse membership on the Board to provide the Board with the best combination of knowledge, skills, experience and perspectives (including with respect to gender, age, race, culture and experience) among its members, to oversee and support the Company’s strategy for the future.

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, including the nomination of current directors for re-election. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. Pursuant to its Board Refreshment and Diversity Policy, in the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director based on merit, having regard to those competencies, expertise, skills, background and other qualities identified from time to time by the Board as being critical to the Company’s future success. The Committee has developed a director skills matrix to guide it in the selection process. Candidates may also come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated by the Committee and may be considered at any point during the year.

While the Board has not adopted term limits for directors, under the Board Refreshment and Diversity Policy, directors may not stand for re-election after reaching age 75, unless an exception is approved by unanimous vote of the Board with a determination that in light of all of the circumstances the director’s continued service is in the best interests of the Company and its shareholders.

As noted above, consistent with our Board Refreshment and Diversity Policy, the Board values diversity in its broadest sense and seeks nominees with a complementary range of opinions, industry knowledge, experience, professions, skills, geographic representation and backgrounds and believes that a Board consisting of highly qualified directors from diverse backgrounds with a range of views, insights, perspectives and opinions leads to better decision-making and will be a benefit to the Company’s shareholders and other stakeholders. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, the Committee considers the diversity characteristics (such as age, gender, race and ethnicity) of each director or director nominees and beginning in 2020 includes women and individuals from an ethnic minority background in the pool from which the Committee and the Board consider director candidates. For instance, in considering Dr. Coronado and Ms. Palmer as director nominees, the Committee considered the fact that the Board was committed to increasing the gender diversity on the Board. Pursuant to its Board Refreshment and Diversity Policy, the Board aspires over the long term to increase its size to seven or more members, with women and individuals from an ethnic minority background representing at least 40% of the Board. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, abilities, and diversity that will allow the Board to fulfill its responsibilities. The Committee recommends to the Board nominees as appropriate based on these principles.

The Board has concluded that each director nominee possesses the personal traits described above. In considering the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director nominee possesses are discussed under “Proposal One - Election of Directors” beginning on page 7. Please also see “Director Skills and Qualifications” on page 16.

Shareholder Recommendations and Nominations of Directors

Shareholders entitled to vote for the election of directors may submit candidate recommendations for consideration by the Nominating & Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the Committee reserves the right to not consider the candidate. Whether the Committee considers the nomination of such candidate depends on the facts and circumstances of the nomination at that time. To be timely, any shareholder desiring to recommend a candidate to be considered by the Nominating & Corporate Governance Committee for nomination at the 2022 Annual Meeting of Shareholders must submit such recommendation in writing to the Secretary of the Company no later than January 2, 2022.

A shareholder entitled to vote for the election of directors may directly nominate a candidate for election at the 2022 Annual Meeting of Shareholders if written notice of the shareholder’s intent to nominate such person for election as director has been given, either by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company and received by either (i) no later than December 31, 2021 and no earlier than October 2, 2021; or (ii) if the 2022 Annual Meeting is held more than 30 days before or after May 11, 2022, then no less than 90 days prior to the 2022 Annual Meeting. The notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company’s stock transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (3) the number of shares of Company stock beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the shareholder; and (ii) as to the person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of Company stock beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Annual Board, Committee and Peer Evaluations

The Board of Directors recognizes that a constructive evaluation process is an essential corporate governance tool to measure Board effectiveness. In accordance with the Company’s Corporate Governance Guidelines and Board Refreshment and Diversity Policy, the Nominating & Corporate Governance Committee oversees an annual Board and committee self-evaluation process that involves each director completing detailed questionnaires designed to assess the performance of the Board as a whole and, separately, the performance of each of its committees and individual directors. The Nominating & Corporate Governance Committee reports its findings and conclusions to the Board, identifying any areas for improvement, and overseeing follow up when needed, including any need for Board refreshment to ensure the fit of the Board and individual Board members with the strategic objectives of the Company, as they change over time.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the then-serving directors attended the 2020 Annual Meeting of Shareholders.

Directors’ Compensation

Director compensation is reviewed and approved by the Board of Directors based on recommendations of the Compensation Committee of the Board. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors.

As part of its engagement in 2019, FPL conducted a review of the Company’s non-employee director compensation program compared to several peer companies with reasonably similar market capitalization and business strategy (the “2019 Review”). The peer companies consisted of AG Mortgage Investment Trust, Inc., Arbor Realty Trust, Inc., Arlington Asset Investment Corp., Ashford, Inc., Capstead Mortgage Corporation, Ellington Financial, Inc., Hannon Armstrong Sustainable Infrastructure Capital, Inc., Impac Mortgage Holdings, Inc., iStar, Inc., New York Mortgage Trust, Inc., Orchid Island Capital, Inc., PennyMac Financial Services, Inc., Redwood Trust, Inc. and Western Asset Mortgage Capital Corporation. FPL determined in its analysis that the Company’s non-employee director compensation was considerably below the median of the selected peer group. Following this review, the Compensation Committee recommended and the Board of Directors approved an increase in non-employee director compensation for 2020 to be above the 25th percentile but below the median of the average director compensation in the selected peer group. Effective January 1, 2020, each non-employee director received the following compensation for 2020 service:
•an annual retainer of $65,000, paid quarterly and prorated for the number of months served in the case of a director who joined or left the Board during the year;
•an annual equity award in the amount of $80,000, with shares determined based on the closing price of common stock on the date of grant;
•an additional $1,000 for each meeting of the Board attended above 15 meetings a year;
•an additional $1,000 for each meeting of a Board Committee attended as a member above 15 meetings per year;
•an additional annual retainer of $25,000 for service as the Chairperson of the Board;
•an additional annual retainer of $20,000 for service as the Chairperson of the Audit Committee;
•an additional annual retainer of $5,000 for service as the Chairperson of the Compensation Committee; and
•an additional annual retainer of $5,000 for service as the Chairperson of the Nominating & Corporate Governance Committee.

For 2020, each non-employee director received an annual equity award of restricted stock in the amount of $80,000. The number of shares granted totaled 5,682 shares, which was based on the closing price of the common stock on the date of grant, rounded up in the case of a fractional share. These stock awards were granted under the Company’s 2020 Stock and Incentive Plan (the “2020 Plan”) and generally vest at the end of one year. The Company’s practice is to grant such shares as of the first Friday following each year’s annual meeting of shareholders.

Directors are also reimbursed for expenses related to their attendance at Board or committee meetings.

For 2020, on average approximately half of Board compensation was in the form of equity awards excluding the lump sum payment made to Mr. Igdaloff upon his resignation from the Board related to fees he would have earned in 2021.

In 2021, the Compensation Committee recommended and the Board of Directors approved a further increase in non-

employee director compensation to bring non-employee director compensation to the median of the selected peer group in the 2019 Review. Beginning January 1, 2021, non-employee directors will receive an annual retainer of $70,000, paid quarterly and prorated for the number of months served in the case of a director who joined or left the Board during the year and an annual equity award in the amount of $90,000, with shares determined based on the closing price of common stock on the date of grant. Further, for 2021, the Chairperson of the Board additional annual retainer increased to $35,000 and the Chairperson of the Nominating & Corporate Governance Committee and the Chairperson of the Compensation Committee additional annual retainers increased to $10,000. The other annual retainers for committee service and the additional per meeting fees remain unchanged for 2021.

    The following table shows the compensation earned by each of the directors for service during 2020:

DIRECTOR COMPENSATION FOR 2020 *
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Julia L. Coronado(4)	11,721	—	—	11,721
Michael R. Hughes	96,667	80,003	7,009	183,679
Barry A. Igdaloff(5)	56,939	80,003	70,231	207,173
Valerie A. Mosley(6)	55,742	80,003	6,270	142,015
Joy D. Palmer (4)	11,721	—	—	11,721
Robert A. Salcetti	70,000	80,003	7,009	157,012
David H. Stevens	68,709	80,003	7,009	155,721
* Columns for “Option Awards,” “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Non-qualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(1)Mr. Boston, Chief Executive Officer and Co-Chief Investment Officer, is not included in this table because he is an executive officer of the Company. Mr. Boston’s compensation for service as an executive officer is included in the Summary Compensation Table on page 48.
(2)The amounts in this column reflect the grant date fair value of grants of restricted stock to each listed director on June 12, 2020, under the Company’s 2020 Plan, calculated in accordance with ASC Topic 718. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date. As of December 31, 2020, each of Messrs. Hughes, Salcetti, and Stevens held 5,682 shares of restricted stock.
(3)The amounts in this column reflect dividends paid in 2020 on unvested restricted stock held by the directors. For Mr. Igdaloff, the amount in this column also represents, in connection with his resignation from the Board, a lump sum payment of $65,438 equal to the Board and Audit Committee Chairperson fees that he would have earned for the period from the date of his resignation through the end of his term. Mr. Igdaloff’s and Ms. Mosley’s restricted stock awards granted in 2020 were amended to fully vest on August 31, 2020 and October 26, 2020, respectively, in connection with their ceasing to serve as directors.
(4)Dr. Coronado and Ms. Palmer were elected to the Board of Directors effective October 27, 2020.
(5)Mr. Igdaloff ceased serving as a member of the Board of Directors on August 31, 2020.
(6)Ms. Mosley ceased serving as a member of the Board of Directors on October 27, 2020.

Minimum Stock Ownership Guidelines for Non-Employee Directors

We have established minimum stock ownership guidelines that require each non-employee director to maintain a minimum equity investment in our Company of three times the annual cash retainer fee paid to non-employee directors. Each non-employee director serving on March 1, 2018 was required to achieve this ownership level no later than December 31, 2020. Directors appointed after March 1, 2018 have three years from their date of election to achieve the required ownership level. Until the minimum ownership level is met, a non-employee director must retain 100% of the after-tax shares from the vesting of our common stock granted to him or her as compensation. The Compensation Committee reviews annually each non-employee director’s compliance with the minimum stock ownership guidelines and may grant exceptions to these guidelines in special circumstances on a case-by-case basis. All of our non-employee directors currently satisfy the minimum stock ownership level, except for Mr. Stevens who joined in the Board in January 2019 and is expected to meet the ownership guidelines by January 1, 2022 and Dr. Coronado and Ms. Palmer who joined the Board in October 2020 and are expected to meet the ownership guidelines by October 27, 2023.

OWNERSHIP OF STOCK

Security Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of shares of common stock and preferred stock as of March 2, 2021, by: (a) each director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown. The business address of each director and named executive officer is the Company’s principal address.

	Common Stock		Series C (1) Preferred Stock
Name	Shares	Percentage (2)	Shares	Percentage (3)
Stephen J. Benedetti (4)	180,184	*	—	*
Byron L. Boston (5)	339,412	*	—	*
Julia L. Coronado, Ph.D.	—	—	—	—
Michael R. Hughes (6)	64,579	*	2,700	*
Joy D. Palmer	—	—	—	—
Smriti L. Popenoe (7)	109,028	*	—	*
Robert A. Salcetti (8)	36,518	*	—	*
David H. Stevens (9)	10,194	*	—	*
All directors and executive officers as a group (8 persons)	739,915	2.76%	2,700	*
_______________
*    Percentage of ownership is less than one percent of the outstanding shares.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).
(1)The shares of Series C Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.
(2)Each percentage is based on 26,854,569, shares of common stock issued and outstanding.
(3)Each percentage is based upon 4,460,000 shares of Series C Preferred Stock issued and outstanding.
(4)Amount includes 45,975 restricted shares of common stock over which Mr. Benedetti does not have investment power until such shares vest.
(5)Amount includes 103,993 restricted shares of common stock over which Mr. Boston does not have investment power until such shares vest.
(6)Amount includes 2,067 shares of common stock and 1,000 shares of Series C Preferred Stock held in Mr. Hughes’ spouse’s IRA account and 10,900 shares of common stock and 700 shares of Series C Preferred Stock held in Mr. Hughes’ mother-in-law’s accounts, over which accounts Mr. Hughes shares voting and investment power. Amount also includes 5,682 restricted shares of common stock over which Mr. Hughes does not have investment power until such shares vest on June 12, 2021.
(7)Amount includes 4,780 shares of common stock held in Ms. Popenoe’s spouse’s IRA account over which Ms. Popenoe shares voting and investment power and 45,975 restricted shares of common stock over which Ms. Popenoe does not have investment power until such shares vest.
(8)Amount includes 5,682 restricted shares of common stock over which Mr. Salcetti does not have investment power until such shares vest on June 12, 2021.
(9)Amount includes 5,682 restricted shares of common stock over which Mr. Stevens does not have investment power until such shares vest on June 12, 2021.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of shares of common stock by persons or entities known by the Company to be beneficial owners of more than 5% of our voting securities as of March 2, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,157,391 shares (2)	8.0%
FMR LLC 245 Summer Street Boston, MA 02210	2,267,294 shares (3)	8.4%
(1)Percentage is based on 26,854,569, shares of common stock issued and outstanding.
(2)Based solely on information as of December 31, 2020 contained in Amendment No. 1 to Schedule 13G (“Amendment No. 1”) filed with the SEC on January 29, 2021 by BlackRock, Inc., including notice that it has sole investment power as to 2,157,391 shares of common stock and sole voting power as to 2,119,765 shares of common stock. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the Company’s common stock as of December 31, 2020, according to Amendment No. 1.
(3)Based solely on information as of December 31, 2020 contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2021 by FMR LLC, including notice that it has sole investment power as to 2,267,924 shares of common stock. Per a limited waiver of the 9.8% capital stock ownership limit in the Company’s Articles of Incorporation approved by the Company’s Board of Directors on February 21, 2020, FMR LLC and certain of its affiliates are permitted to own, in the aggregate, up to 20% of the Company’s aggregate outstanding capital stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and controller, and any persons who own more than 10% of the outstanding shares of common stock to file with the SEC reports of ownership and changes in ownership of common stock. These Section 16 reporters are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Generally, we will prepare all Section 16(a) filings with the SEC for our directors, executive officers and controller. Based solely on a review of the copies of such reports filed with the SEC and written representations from our directors, executive officers and controller that no other reports were required, we believe that our directors, executive officers and controller complied with all such reporting requirements during 2020, except for Mr. Jeffrey L. Childress, who reported the redemption of his 8.50% Series A Cumulative Redeemable Preferred Stock late on a Form 5.

EXECUTIVE OFFICERS

Name (Age)	Current Title	Business Experience
Byron L. Boston (62)	Chief Executive Officer, Co-Chief Investment Officer, and Director	Chief Executive Officer and Co-Chief Investment Officer since 2014; President from 2012 to 2020; Director since 2012; Chief Investment Officer from 2008 to 2014.
Smriti L. Popenoe (52)	President and Co-Chief Investment Officer
President since December 18, 2020; Co-Chief Investment Officer since 2014; Chief Risk Officer of PHH Corporation between 2010 and 2013; Senior Vice President, Balance Sheet Management, of Wachovia Bank, from 2006 to 2009.

Stephen J. Benedetti (58)	Executive Vice President, Chief Financial Officer, and Chief Operating Officer	Executive Vice President and Chief Operating Officer since 2005; Executive Vice President and Chief Financial Officer from 2001 to 2005 and beginning again in 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophy and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s named executive officers for 2020. The Company had three executive officers for 2020, who are referred to in this Proxy Statement as our “named executive officers” and are listed below with their current titles:

•Byron L. Boston, Chief Executive Officer and Co-Chief Investment Officer
•Smriti L. Popenoe, President and Co-Chief Investment Officer
•Stephen J. Benedetti, Executive Vice President, Chief Financial Officer and Chief Operating Officer

Executive Summary

Our pay-for-performance philosophy and key principles of our executive compensation program aligned with our performance objectives that drove strong 2020 fiscal year results, despite the unprecedented and challenging conditions created by the COVID-19 pandemic. As discussed further below, as part of a redesign of our executive compensation program undertaken after an independent review conducted by FPL, in April 2020, the Company’s independent directors approved the Dynex Capital, Inc. Annual Cash Incentive Plan (the “Cash Incentive Plan”) upon the recommendation of the Compensation Committee and its independent consultant. The Cash Incentive Plan, which was adopted to partially replace the combination annual and long-term Executive Incentive Plan, is an annual cash incentive plan with bonuses paid in cash and became effective January 1, 2020. The Cash Incentive Plan is substantially similar to the annual incentive component of the previous Executive Incentive Plan. The Cash Incentive Plan is intended to provide annual incentives to the Company’s executive officers to achieve corporate and individual objectives and align their interests with those of shareholders. Individuals serving as executive officers each year are eligible to participate in the Cash Incentive Plan, which for 2020, were the Company’s named executive officers. At the same time, the independent directors added a new element to our executive compensation program for 2020 in the form of a separate long-term equity incentive program (the “Long-Term EIP”). As noted below, while the Compensation Committee determined to adopt a Long-Term EIP in 2020, the Committee initially deferred, then suspended, the granting of awards pursuant to the Long-Term EIP for 2020 in light of the extreme upheaval in the financial markets, the impact on the Company’s stock price in the first half of 2020 when such awards would have been granted, and the potential impact on the Company’s longer-term performance from the COVID-19 pandemic. The Compensation Committee intends to grant Long-Term EIP awards in 2021.

As discussed further below, the Compensation Committee awarded aggregate incentive compensation to Messrs. Boston and Benedetti and Ms. Popenoe of $4.0 million for the performance periods ended December 31, 2020 versus $2.59 million for the performance periods ended December 31, 2019. The cash incentive compensation for the annual performance period ended December 31, 2020 of $4.0 million amounted to an achievement of 136.7% of the target opportunity and is approximately 68% of the $5.85 million maximum incentive compensation available to our executive officers under the Cash Incentive Plan. In connection with the adoption of the Cash Incentive Plan, the combination annual and long-term Executive Incentive Plan was terminated; however, long-term incentive component award opportunities granted in 2018 and 2019 under the Executive Incentive Plan remained outstanding. No awards were granted for the long-term incentive component for the three-year performance period ended December 31, 2020 because the minimum total economic return goal was not achieved.

Consistent with the Compensation Committee’s goal of having a clear framework that provides for variable compensation that aligns the Company’s incentive compensation with shareholders, these incentive compensation awards were determined by the Compensation Committee based on an evaluation of corporate and individual performance for the annual and long-term performance periods ended December 31, 2020 compared to specific quantitative and qualitative objectives established by the Compensation Committee pursuant to the Cash Incentive Plan (for the one-year performance period) and the former Executive Incentive Plan (for the three-year performance period). As discussed more fully beginning on page 39, the above target achievement of the cash incentive compensation for our named executive officers was a result of the outstanding financial performance of the Company during 2020 despite the COVID-19 pandemic as evidenced by strong performance on the core return on equity and book value per common share metrics established by the Compensation Committee along with the extraordinary performance on qualitative strategic objectives for 2020. The lack of achievement of the long-term incentive compensation remaining under the previous Executive Incentive Plan for the three-year performance period reflects the Company missing the minimum total economic return goal due principally to underperformance in 2018 relative to the target.

During 2019, the Compensation Committee engaged FPL to examine market compensation practices among a peer group of comparably-sized companies and real estate financed-focused REITs to assist in updating the compensation program for the Company’s executive officers. FPL compared the magnitude of our named executive officer annual compensation and long-term incentive compensation to the executive officer positions of the Size-Based Peer Group, described below. FPL used information available from proxy statements filed in 2019 which covered executive compensation for the three years ended December 31, 2018. In each instance, our named executive officers’ compensation was well below the median on a total compensation basis of the Size-Based Peer Group. In the case of Mr. Boston, his total compensation in 2018 was $1.61 million, which fell considerably below the 25th percentile of the peers; the relative pay positioning for Ms. Popenoe and Mr. Benedetti was similar in falling at the lower end of the peer group. In May 2020, the Compensation Committee granted equity awards to the named executive officers in recognition of the fact that they were below competitive total compensation market levels of the Size-Based Peer Group. The Compensation Committee granted restricted stock awards in May 2020 to Mr. Boston, Ms. Popenoe and Mr. Benedetti in the amounts of $1 million, $500,000 and $500,000, respectively, vesting ratably over three years, to bring each named executive officer to a more competitive range within the peer group. In light of the extreme volatility of the market at the time, the number of shares granted was determined based on the weighted-average closing price of the Company’s common stock for the 60 trading days prior to the grant date. The shares of restricted stock receive dividends paid on both vested and unvested shares. These awards are referred to below as “retention awards.”

While the Company did not make any structural changes to the executive compensation program as a result of the COVID-19 pandemic (other than deferring implementation of the Long-Term EIP to 2021), in September 2020, the Compensation Committee approved limited restricted stock awards to certain non-executive employees with a value of $5,000 in recognition of those employees’ efforts during a year that presented unique and unprecedented challenges due to the COVID-19 pandemic.

Also in 2019, as part of its examination of market compensation practices, FPL compared the structure of our executive officer incentive compensation to the executive officer positions of the Asset-Based Peer Group, described below, using information available from proxy statements filed in 2019 which covered executive compensation for the three years ended December 31, 2018. After reviewing FPL’s analysis, the Compensation Committee determined that the primary difference in compensation structure between the Company and the peer group was the lack of a long-term incentive program for our executive officers. Upon FPL’s recommendation, the Compensation Committee and our Board of Directors determined to add a new element to our executive compensation program in the form of a Long-Term EIP. As part of its deliberations in determining whether to add a separate long-term equity incentive program, the Compensation Committee considered our existing compensation structure and its effectiveness, market practices for competitors and similarly situated companies, and the need for retention of key employees of our Company. The Compensation Committee concluded in early 2020 that the inclusion of a separate long-term equity incentive program in our overall compensation structure was necessary to help create and maintain a market competitive executive compensation program that promotes the recruitment and retention of key employees and rewards employees for outperformance relative to a peer group over the longer-term. However, due to the uncertainty created by the COVD-19 pandemic, the Compensation Committee initially deferred, then suspended implementing a Long-Term EIP until 2021 and, as such, no awards were granted under a Long-Term EIP during 2020. The Compensation Committee was concerned about the cost of the Long-Term EIP awards given the environment at that time and the extreme market volatility to which the Company and its share price were not immune. By not granting these awards, the Committee removed an element of the executive officer’s compensation in 2020 to protect shareholder value during a time of great uncertainty. As part of the compensation package for executive officers in 2021, the Compensation Committee anticipates granting time-based restricted stock units (“RSUs”) for one-third of the aggregate Long-Term EIP award that cliff vest at the end of three years and performance-based restricted stock units (“PSUs”) for two-thirds of the aggregate Long-Term EIP award that cliff vest at the end of a three-year performance period based on the achievement of relative total shareholder return and total economic return, and absolute total economic return performance metrics.

New Employment Agreements. On August 28, 2020, the Company entered into new employment agreements with Ms. Popenoe and Mr. Benedetti, which are successors to their prior agreements with the Company that expired on March 1, 2020. On August 31, 2020, the Company entered into a new employment agreement with Mr. Boston, which replaced his prior agreement with the Company that would have expired December 31, 2020. The new agreements provide for initial three-year terms, with annual renewals. On December 18, 2020, Ms. Popenoe was promoted to President, and, in connection with that promotion, her employment agreement was amended to reflect her new position and increase her annual base salary. The employment agreements include provisions for customary double-trigger provisions for severance in connection with a change in control and do not provide for any tax gross-ups. An additional discussion of these employment agreements begins on page 45.

Compensation Committee

The Compensation Committee is responsible for the development, oversight and implementation of our compensation program for our executive officers. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and “- Directors’ Compensation.”

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract, motivate and retain highly skilled employees who will manage the Company in a manner to:

•preserve our capital;
•generate positive economic return to our shareholders in the form of dividends and/or book value stability and potential growth;
•advance the interests of our shareholders; and
•maintain a culture of integrity and ensure that employees are not compensated for excessive risk taking.

We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking incentive compensation to our operating performance and the attainment of financial, operational, and strategic objectives. We also actively promote the ownership of Company stock by our executive officers, including formal stock ownership guidelines and maintaining a compensation program focused on time-based and beginning in 2021, performance-based vesting equity.

The Compensation Committee understands that the specialized nature and complexities of the Company’s business, and in particular its investment, financing, capital and risk management activities and REIT structure, require individuals with unique experience and skills. The Compensation Committee also understands the potential volatility in the Company’s performance given its use of leverage in its business model and the Company’s exposure to macroeconomic conditions, interest rates, monetary policy (globally but especially in the U.S.), regulatory policy, and fiscal policy. The Company is also exposed to general market conditions for our investments which may impact their value and performance. Many factors affecting Company performance are beyond its control, and the Compensation Committee has established a compensation program and performance criteria that accounts for the potential volatility of the Company’s results on a year-to-year basis.

Executive Compensation Practices. The following highlights certain of the Company’s executive compensation and governance practices that we use to drive performance and serve our shareholders’ long-term interests:

Our pay practices include:

✓    Performance-Based Pay - Our compensation program is structured to align the interests of our executive officers with the interests of our shareholders and, as a result, the majority of total compensation is tied to relative and absolute economic return over both short- and long-term time horizons. While no long-term awards were granted in 2020 as a result of the COVID-19 pandemic, the Compensation Committee anticipates granting such awards in 2021 as noted above.

✓    Meaningful Stock Ownership Requirements - All of our executive officers are subject to meaningful stock ownership requirements that require the retention of a dollar value of the Company’s stock based on a multiple of base salary.

✓    Annual Risk Assessment - Our Compensation Committee conducts an annual risk assessment of our compensation programs.

✓    Independent Compensation Consultant - Our Compensation Committee works with an independent compensation consultant.

Our pay practices do not include:

✗    Tax Gross-Ups - We provide no tax gross-ups, except with respect to a nominal amount related to our group term life insurance provided to all employees.

✗    Pledging of Owned Shares - We prohibit our executive officers and directors from pledging their owned shares.

✗    Derivatives Trading and Hedging - We prohibit our employees and directors from engaging in any derivatives trading or hedging transactions associated with their holdings of Company stock.

Program Design. Our compensation program is designed to provide levels of compensation that are competitive and also reflective of both the Company’s and the individual's performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of compensation that will align the short-term and long-term interests of our executive officers with that of our shareholders. The Compensation Committee strives to establish competitive compensation packages which strike a balance between recognition of recent performance and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. Further, it is the intent of the Compensation Committee, and executive management, that this compensation philosophy be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be provided to substantially all employees of the Company, with the exception of RSUs and PSUs (generally time-based restricted stock awards vesting over three years are awarded to non-executives). The Compensation Committee also believes that it is important to pay a meaningful amount of incentive compensation earned in equity in order to align executive compensation with shareholder performance, which it intends in the future to grant under a Long-Term EIP.

Pay-for-Performance. The primary elements of our compensation program are base salary, incentive compensation (paid in a combination of cash and stock) and to a lesser extent, other benefits or agreements. These components of executive compensation are used together in an attempt to strike an appropriate balance between cash and stock-based compensation, between short-term and long-term incentives and between guaranteed and “at-risk” compensation.

As part of our pay-for-performance compensation philosophy, we expect a meaningful portion of an executive officer’s total compensation to be at risk, tied to our annual and long-term performance as well as to the creation and protection of shareholder value. We believe that incentive compensation should be tied directly to both corporate performance and individual performance for the applicable performance period, including the achievement of identified goals as they pertain to the areas of our financial performance, and for operations for which the executive officer is personally responsible and accountable. Under our compensation approach, performance that exceeds identified goals results in increased total compensation, and performance that falls below identified goals results in lower total compensation. Reflecting this pay-for-performance philosophy and the variability of incentive compensation paid, over the last three years, executive management received incentive compensation of an average total of $2.87 million, with a low of $1.77 million received for the performance periods ended December 31, 2018 and a high of $4.00 million received for the performance periods ended December 31, 2020.

In addition, by historically paying a significant portion of incentive compensation in stock, the Company also ensures a focus on longer-term performance objectives by aligning a portion of executive compensation to the Company’s long-term performance, as reflected in dividends paid, changes in book value per common share and stock price.

Shareholder Alignment. An important consideration for the Compensation Committee is the alignment of management compensation with shareholder interests. This includes the pay-for-performance concepts discussed above such as economic return, but it is also incorporated in the significant amount of compensation of the executives that is paid in stock and in dividends on unvested restricted stock. As indicated in the charts below, for 2020 approximately 29% of the Chief Executive Officer’s and approximately 28% of the average of Ms. Popenoe’s and Mr. Benedetti’s compensation was paid in equity and dividends on unvested restricted stock. The Compensation Committee believes that having a portion of compensation tied directly to the value of the Company’s equity and the payment of dividends is critical to ensuring the appropriate alignment with the interests of the Company’s shareholders. In addition, as shown below, approximately 52% of Mr. Boston’s 2020 compensation as Chief Executive Officer and approximately 48% of the average of Ms. Popenoe’s and Mr. Benedetti’s 2020 compensation as our other named executive officers was linked to the achievement of performance objectives. These amounts were lower in 2020 than 2019 due to the Committee’s decision to defer implementation of the Long-Term EIP to 2021. For purposes of the charts below, compensation consists of base salary and other benefits (401(k) plan match, insurance related premiums and gross-ups and other personal benefits), incentive compensation paid in cash, and compensation paid in stock including dividends paid on restricted stock.

Minimum Stock Ownership Guidelines for Executive Officers

The Company’s executive compensation program is designed to provide opportunities for executive officers to build ownership in the Company and to align performance with shareholder interests. Accordingly, we have established minimum stock ownership guidelines for our executive officers that require each executive officer to maintain a minimum ownership of our common stock based on a multiple of the executive officer’s base salary as of the most recent December 31, as follows:

Multiple of Base Salary
CEO	5x
Other Executive Officers	3x

Each of our executive officers was required to achieve this ownership level by December 31, 2020. Executive officers who receive an increase in base salary have one year from the date of such base salary increase to acquire any additional shares needed to achieve the required ownership level. Until the minimum ownership level is met, the executive officer must retain 100% of the after-tax shares from the vesting of our common stock granted to him or her as compensation. The Compensation Committee annually reviews each executive officer’s compliance with the minimum stock ownership guidelines and may grant exceptions to these guidelines in special circumstances on a case-by-case basis. All of our executive officers satisfied the minimum stock ownership levels as of December 31, 2020.

2020 Say on Pay Vote

The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. At the 2020 Annual Meeting of Shareholders, the Company asked its shareholders to vote to approve, on an advisory basis, the Company’s executive compensation. Although the advisory shareholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. Approximately 95% of the shareholders who voted on the “say-on-pay” proposal at the 2020 Annual Meeting of Shareholders approved the compensation of our named executive officers. The Compensation Committee determined that no significant additional changes were needed to the executive compensation program in 2020 or 2021 beyond the planned implementation of a Long-Term EIP, particularly in light of the strong shareholder approval received. Nonetheless, because market practice and our business needs continue to evolve, the Compensation Committee continually evaluates our compensation program.

Company Performance Highlights

	2020	2019	2018
Net income (loss) to common shareholders (GAAP)	$160.0 million	$(165.6) million	$(4.8) million
Comprehensive income (loss) to common shareholders (GAAP)	$66.5 million	$44.0 million	$(31.9) million
Core net operating income to common shareholders (non-GAAP)	$44.8 million	$49.3 million	$42.3 million
Net income (loss) to common shareholders per common share (GAAP)	$6.93	$(7.01)	$(0.25)
Core net operating income to common shareholders per common share (non-GAAP)	$1.94	$2.09	$2.20
Dividends declared per common share	$1.66	$2.01	$2.16
Total economic return to common shareholders (1)	15.2%	10.8%	(8.2)%
Return on equity - GAAP (2)	38.5%	(38.8)%	(1.1)%
Return on equity - Core (3)	10.8%	11.6%	9.9%
Total common shareholder return (4)	17.0%	11.1%	(8.5)%
Book value per common share, period end	$19.08	$18.01	$18.07
(1)Calculated as the sum of (i) dividends declared on common stock and (ii) change in book value per common share for the period, divided by beginning book value per common share.
(2)Calculated as net income per common share divided by beginning book value per common share.
(3)Calculated as defined under the Cash Incentive Plan (for 2020) and the Executive Incentive Plan (for 2019 and 2018) using the Company’s core net operating income per common share.
(4)Source: Bloomberg and assumes dividends are reinvested.

We had net income to common shareholders in 2020 compared to a net loss to common shareholders in 2019, and comprehensive income also increased in 2020 versus 2019. The Company considers comprehensive income a more complete measure of Company performance as it includes both realized and unrealized gains and losses on assets and derivative instruments. Comprehensive income improved substantially in 2020 over 2019 principally driven by proactive capital allocation and hedging decisions by the management team which led to substantial gains on sales of investments and improved asset valuations during 2020. Comprehensive income also benefited from declining funding costs during the year as short-term interest rates declined over the year. Core net operating income to common shareholders is a non-GAAP measure that the Compensation Committee utilizes to evaluate financial performance of the Company based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. Core net operating income to common shareholders decreased on an absolute dollar basis to $44.8 million from $49.3 million and declined on a per share basis to $1.94 per common share from $2.09 per common share due to higher general and administrative and other operating expenses. Total economic return to common shareholders increased to 15.2% in 2020 versus total economic return of 10.8% in 2019. Total economic return in 2020 consisted of the sum of (i) $1.66 in dividends declared per common share and (ii) $1.07 increase in book value per common share divided by beginning book value per common share of $18.01. Total economic return in 2019 consisted of the sum of (i) $2.01 in dividends declared per common share and (ii) $(0.07) decrease in book value per common share divided by beginning book value per common share of $18.01. For further discussion of the Company’s financial performance for 2020, see the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. For a reconciliation between GAAP comprehensive income to common shareholders and non-GAAP core net operating income to common shareholders financial measures, see page 30 in the same Annual Report on Form 10-K.

How Executive Pay Levels are Determined

The Compensation Committee annually reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors, and in the case of the Chief Executive Officer’s compensation are approved by the independent directors. The Compensation Committee periodically solicits input from FPL and management for information related to peer company compensation and performance. The Compensation Committee also reviews management’s calculations of the achievement of quantitative performance metrics and management’s observations with respect to the achievement of qualitative performance goals.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation (for our executive officers as well as our entire employee base), as well as the mix of salary and incentive compensation, using a number of factors including the following:
•historical cash and equity compensation levels;
•the financial performance of the Company primarily as measured by core net operating income per common share, comprehensive income per common share, changes in book value per common share and total economic return (defined as dividends per share and the change in book value per common share divided by beginning book value per common share);
•the operating performance of the Company;
•the performance of the executive officers, as determined by Mr. Boston and reviewed by the Compensation Committee in the case of Ms. Popenoe and Mr. Benedetti, and as determined by the Compensation Committee and recommended to the independent directors in the case of Mr. Boston;
•total general and administrative expense, and the ratio of such expense as a percentage of shareholders’ equity; and
•comparative industry and market data.

With respect to comparative industry data, with assistance from management, and in some years FPL, the Compensation Committee periodically reviews executive salaries, compensation structures and the financial performance of comparable companies in a designated peer group recommended by FPL. The peer group used for comparison purposes may change from year to year but focuses principally on public mortgage REITs that have a similar market capitalization and/or have a similar business to ours or that are similar to the Company in complexity. Many mortgage REITs are externally managed and executive officer compensation for them is not readily available.

As noted above, in connection with the 2019 review of market compensation practices by FPL, the Compensation Committee reviewed with FPL the composition of our peer group, including the size of the peer group and the rationale for including certain companies, each of which have similarity to us based on one or more factors, including business strategy, asset class focus, and company size. Because of the limited compensation information available for mortgage REITs, the Compensation Committee with input from FPL developed a peer group that includes real estate finance companies, that have similarity to us based on business strategy, asset class focus, and size and the executives of which are required to have similar skills and experience as our executives. In addition, this peer group includes companies that have been identified by proxy advisory firms as comparable to us or that we may compete with in recruiting talent. The Compensation Committee focused on developing a peer group comprised of between 8 and 20 companies that are between 0.5 times and 2.0 times our market capitalization and are either direct competitors with us or who otherwise are industry-relevant. The Compensation Committee determined to exclude externally-managed mortgage REIT’s from our peer group due to the limited publicly available comparative compensation data for their executives. The Compensation Committee and FPL identified two peer groups, one to compare and evaluate compensation program magnitudes (the “Size-Based Peer Group”) and one to compare and evaluate compensation program structures (the “Asset-Based Peer Group”). The Size-Based Peer Group consisted of Arbor Realty Trust, Inc., Arlington Asset Investment Corp., Ashford, Inc., Capstead Mortgage Corporation, Hannon Armstrong Sustainable Infrastructure Capital, Inc., Impac Mortgage Holdings, Inc., iStar, Inc., New York Mortgage Trust, Inc., PennyMac Financial Services, Inc. and Redwood Trust, Inc. The Asset-Based Peer Group consisted of AGNC Investment Corp., Arlington Asset Investment Corp., Capstead Mortgage Corporation, Chimera Investment Corporation, Hannon Armstrong Sustainable Infrastructure Capital, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc. and Redwood Trust, Inc. The results of the review were provided to the Compensation Committee in November 2019 and the Company incorporated certain of the recommendations in considering base salary adjustments for executive officers and in designing executive compensation programs for 2020.

The Compensation Committee uses the peer data as one factor in assessing and determining pay for our executive officers. The peer group data is intended to provide the Compensation Committee with insight into market pay levels, market trends, best governance practices and industry performance. The compensation analysis for each peer group combined to provide an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analysis prepared by FPL was used by the Compensation Committee for informational purposes and to assess the competitiveness of each named executive officer’s overall compensation, which is one aspect of the Compensation Committee’s decision-making process.

The table below shows each named executive officer’s total direct compensation for service in 2020, 2019 and 2018. The table below reflects the way the Compensation Committee considers executive compensation versus the Summary Compensation Table on page 48. The table below supplements, but does not replace, the Summary Compensation Table.

Name	Year	Salary (1)	Bonus Awards		Stock Awards (4)	Dividends Paid on Unvested Restricted Stock	Total Direct Compensation
			Cash Awards (2)	Stock Awards (3)
Byron L. Boston	2020	$750,000	$2,050,385	$—	$1,000,000	$158,364	$3,958,749
	2019	700,000	670,939	670,939	—	123,476	2,165,354
	2018	700,000	459,019	459,019	—	114,119	1,732,157
Smriti L. Popenoe	2020	500,000	1,025,192	—	500,000	62,100	2,087,292
	2019	435,000	416,962	208,450	—	38,837	1,099,249
	2018	435,000	285,262	142,609	—	35,554	898,425
Stephen J. Benedetti	2020	450,000	922,673	—	500,000	62,054	1,934,727
	2019	435,000	416,962	208,450	—	38,038	1,098,450
	2018	435,000	285,262	142,609	—	34,959	897,830
(1)In connection with her promotion to President, Ms. Popenoe’s annual base salary was increased to $575,000, effective December 18, 2020.
(2)For 2020, cash awards were granted under the Cash Incentive Plan.
(3)For 2019, these awards were granted on February 28, 2020 but related to 2019 performance for the annual incentive component of the Executive Incentive Plan. For 2018, these awards were granted on February 28, 2019 but related to 2018 performance for the annual incentive component of the Executive Incentive Plan. No amounts were earned or granted for the long-term incentive component of the Executive Incentive Plan based for 2018, 2019 or 2020. For the stock awards granted for 2018 and 2019, the number of shares constituting the stock awards was determined using the average closing price of the common stock during the ten trading days ending the day before the grant date. As a result, the value reflected in this column for the stock awards granted for 2018 and 2019 differs from the grant date fair value of such awards calculated in accordance with ASC Topic 718.

(4)For 2020, restricted stock was granted to the executive officers as retention awards. For 2019 and 2018, no separate stock awards were granted to the executive officers outside of the portion of their bonus awards that was paid in stock under the Executive Incentive Plan. In light of the extreme volatility of the market at the time, the number of shares granted in 2020 was determined using the weighted-average closing price of the common stock for the 60 trading days ending the day before the grant date. As a result, the value reflected in this column for the stock awards granted for 2020 differs from the grant date fair value of such awards calculated in accordance with ASC Topic 718.

Components of Executive Compensation

The elements of our compensation program for 2020 included base salary and incentive compensation paid in cash and retention stock awards granted under our 2018 Stock and Incentive Plan (the “2018 Plan”). We provide certain retirement benefits through our 401(k) Savings Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance, as well as certain other benefits.

Each of the principal components of executive compensation is designed to reward and provide incentives to the executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by each of the named executive officers during 2020 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary. Our base salary philosophy is to provide reasonable current income to our executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. The Compensation Committee establishes the annual salary for executive officers other than our Chief Executive Officer and recommends our Chief Executive Officer’s base salary to the independent directors for approval. In determining salaries, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense, particularly relative to our size and market capitalization.

For 2020, based on the 2019 analysis provided by FPL, the Compensation Committee increased the base salaries of the executive officers to bring them within a more competitive range of the Sized-Based Peer Group. The median salary for the Sized-Based Peer Group for Messrs. Boston and Benedetti were $800,000 and $425,000, respectively, and $500,000 for Ms. Popenoe. Mr. Benedetti’s salary was increased even though his salary was slightly above the median due to his expansive list of responsibilities at the Company.

Ms. Popenoe’s base salary was increased in connection with her promotion to President, effective December 18, 2020. The Compensation Committee increased the base salary of Mr. Benedetti to $500,000, effective January 1, 2021, in part based on merit and in part to move Mr. Benedetti to the 75th Percentile of the Peer Group in the 2019 FPL analysis given his long history at the Company and the breadth of his responsibilities. The independent directors determined Mr. Boston’s base salary will remain the same at $750,000 for 2021.

The table below presents the base salary for each of our named executive officers for 2021, 2020 and 2019.

	Base Salary
Name	2021	2020	2019
Byron L. Boston	$750,000	$750,000	$700,000
Smriti L. Popenoe (1)	575,000	500,000	435,000
Stephen J. Benedetti	500,000	450,000	435,000
(1)In connection with her promotion to President, Ms. Popenoe’s annual base salary was increased to $575,000 effective December 18, 2020.

Annual Cash Incentive Compensation. The Cash Incentive Plan, which became effective as of January 1, 2020 and replaced the annual component of the Executive Incentive Plan, begins each January 1 and is an annual bonus plan, paid solely in cash, with a target incentive opportunity for the executive officers set forth in the table below. The plan uses a mix of quantitative and qualitative objectives with a combination of fixed and variable weightings for the metrics selected. The Compensation Committee views the Cash Incentive Plan as a clearly established cash incentive compensation framework for executive officers that is appropriately aligned with the interests of shareholders. The Committee believes that the Cash Incentive Plan's inclusion of performance metrics that incent management to create shareholder value, including core return on equity, book value per common share, general and administrative expense and qualitative and strategic metrics are important to the Company's incentive compensation objectives. Incentive compensation under the Cash Incentive Plan is designed to be performance based and is not guaranteed to be paid in any year.

Individuals serving as executive officers each year are eligible to participate in the Cash Incentive Plan. For 2020, the participants were Messrs. Boston and Benedetti and Ms. Popenoe, each of whom is a named executive officer.

Each year, a participant is granted an incentive opportunity equal to the following percentages of his/her base salary as of January 1 of that year:

	Minimum Incentive Opportunity	Target Incentive Opportunity	Maximum Incentive Opportunity
CEO	0%	200%	400%
EVP	0%	150%	300%

Bonuses under the Cash Incentive Plan are earned by the participants based on the achievement of various performance goals for the annual performance period. The table below summarizes the target and maximum incentive opportunities granted to our executive officers for 2020.

Name	2020 Base Salary	Target Incentive Opportunity	Maximum Incentive Opportunity
Byron L. Boston	$750,000	$1,500,000	$3,000,000
Smriti L. Popenoe	500,000	750,000	1,500,000
Stephen J. Benedetti	450,000	675,000	1,350,000

Bonuses under the Cash Incentive Plan are based on the achievement of the following performance goals, weighted as follows:

Metric	Weighting (of total incentive opportunity)
Core return on equity to common shareholders (Core ROE)	0% - 40%
Book value per common share	0% - 40%
Corporate/individual objectives	0% - 45%

At the beginning of each year, the Compensation Committee establishes the weightings and the minimum, target and maximum performance targets for the Cash Incentive Plan goals, including the corporate and individual objectives and related weightings for each participant for the annual performance period. Core ROE is calculated using the Company’s core net operating income per basic common share divided by book value per common share at the end of the prior period. The corporate/individual objectives may be different for each participant and may consist of quantitative or qualitative Company or individual goals, including but not limited to: annual and/or longer-term performance versus a benchmark and/or a select group of peers; general and administrative expense efficiency ratio; attainment of Company strategic objectives; and attainment of personal objectives.

To determine each participant’s cash incentive bonus earned, after the end of each annual performance period, the

Compensation Committee determines the level of performance achieved with respect to each of the performance goals. Performance for each goal can range from 0-200% and is calculated based on linear interpolation in the case of the Core ROE and book value per common share goals. Performance with respect to the corporate/individual objectives is determined by the Compensation Committee in its good faith discretion in accordance with the criteria previously established. Each participant’s bonus amount under the Cash Incentive Plan will be equal to the performance level achieved for the relevant performance goal, multiplied by the relevant weighting for such goal, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

The following table shows the performance metrics/objectives for the Cash Incentive Plan for 2020, as well as the weightings of these objectives, the minimum, target and maximum performance targets for each objective, and the achievement against each objective on a gross and weighted average basis. The Compensation Committee approved the same individual objectives for each participant in the Cash Incentive Plan. The Compensation Committee reviewed the corporate and individual performance of Messrs. Boston and Benedetti and Ms. Popenoe, and bonus payouts were determined under the Cash Incentive Plan based on their achievement of the performance goals.

Annual Cash Incentive Plan for 2020
Performance Metric/Objective	Weighting	Performance Target			Value Achieved	Percentage Achieved	Weighted Average Percentage Achieved
		Minimum	Target	Maximum
Core ROE (1)	25.0%	5.0%	10.0%	15.0%	10.8%	115.4%	28.9%
Book value per common share	30.0%	$16.21	$18.01	$19.81	$19.08	159.4%	47.8%
Corporate/Individual Objectives:
General & administrative (G&A) expense (2)	5.0%	$14.53 million	$13.21 million	$11.90 million	$14.67 million	—%	—%
Capital raising	10.0%	$25 million	$100 million	$175 million	$21.59 million	—%	—%
Strategic objectives (3)	30.0%	—%	100.0%	200.0%	N/A	200.0%	60.0%
TOTALS	100.0%						136.7%
(1)Core ROE is computed as (i) the Company’s core net operating income per basic common share for the performance period, divided by (ii) the Company’s book value per common share at December 31 of the year before the performance period.
(2)General & administrative expense is measured as (i) the Company’s total general and administrative expenses, (ii) less (a) accrued bonus expense and (b) litigation costs and (c) any expenses related to technology research and development, if any, as defined by the Compensation Committee.
(3)With respect to the 2020 strategic objectives under the Cash Incentive Plan, the Compensation Committee evaluated performance on a scale of 0% (minimum) to 200% (maximum) based on performance criteria announced to the participants at the beginning of 2020.

The strategic objectives for the executives for 2020, which could be achieved from 0 - 200%, are summarized below as follows:
•maintain disciplined, regular process to evaluate, forecast and proactively optimize and manage the Company’s capital structure to maximize longer-term franchise/shareholder value;
•manage key internal and external relationships that advance corporate objectives, meet quality control requirements and support Company growth and core values;
•mature the Company’s risk management processes to evaluate, monitor, report and systematically address he Company’s key business risks;

•improve organizational efficiency, effectiveness, security, scalability and agility, including presentation to the Board regarding effectiveness relative to G&A expenses; and
•provide an in-depth annual update to the Board on potential business opportunities for the Company as the mortgage finance industry evolves.

The Compensation Committee reviewed the individual performance of Messrs. Boston and Benedetti and Ms. Popenoe with respect to their contributions to meeting these strategic objectives for 2020 and, in addition, the performance of their responsibilities as Chief Executive Officer, President and Co-Chief Investment Officer; Chief Financial Officer and Chief Operating Officer; and Executive Vice President (now President) and Co-Chief Investment Officer, respectively. The Compensation Committee noted that the Company’s overall performance for the year was extraordinary, with the Company ending 2020 in better financial condition than at the end of 2019 in sharp contrast to others in the industry. The Committee also noted that the Company’s returns far exceeded the average return for the industry and that its reputation among shareholders and creditors continued to strengthen during the year. The Committee also acknowledged management’s efforts to proactively engage with the Federal Reserve, U.S. Treasury, GSEs and regulators during the market volatility in the early days of the COVID-19 pandemic. Overall, the Compensation Committee felt that management had exceeded expectations for the 2020 strategic objectives by achieving the following:

•Successfully navigated historical market conditions in March and April 2020;
•Generated a total economic return of 15.2%, the second highest in the industry;
•Generated a total shareholder return of 17.0% versus the iShares Mortgage REIT ETF of –22.9%;
•Increased book value per common share by $1.07, or 5.5%;
•Actively managed the investment portfolio, risk and liquidity position and was not forced to sell assets during the height of the market volatility in 2020, putting the Company in position to opportunistically allocate capital and add investments at favorable prices;
•Actively managed creditor relationships and in many cases served as a resource for creditors in making collateral valuation decisions;
•Secured material additional borrowing capacity under master repurchase agreements during the depths of the COVID crisis;
•Added substantial global macroeconomic skills and expertise to the Company’s roster of consultants and advisors, which added significantly to the Company’s ability to navigate the environment in 2020;
•Actively consulted with government officials in March and April to assist in the design of the response to severe market disruptions at that time;
•Actively managed the Company’s capital structure, leading to the successful refinancing of a higher cost preferred equity capital;
•Continued to maintain a solid following of longer-term institutional investors; and
•Rapidly and effectively adjusted to a remote work environment without any material disruption to the Company.

Based on these accomplishments and the contribution of each of the executive officers, the Compensation Committee awarded an aggregate achievement of 200% for the strategic objectives portion under the Cash Incentive Plan for 2020.

Based on the achievement with respect to each of the objectives set for 2020 under to the Cash Incentive Plan, our executive officers earned 136.7% of the target opportunity. The table below summarizes the amounts earned under the Cash Incentive Plan:

Annual Cash Incentive Plan for 2020
Metric	Weighted Average Percentage Achieved	Byron L. Boston	Smriti L. Popenoe	Stephen J. Benedetti
Base Salary as of January 1, 2020		$750,000	$500,000	$450,000
Target incentive bonus %		200%	150%	150%
Target incentive bonus		$1,500,000	$750,000	$675,000

Annual Cash Bonus Earned	136.7%	$2,050,385	$1,025,192	$922,673

The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe were paid in 2021 and are reported as “Non-Equity Incentive Plan Compensation” for 2020 in the Summary Compensation Table on page 48.

Long-Term Equity Incentive Compensation.

Long-Term EIP. As discussed previously, due to the uncertainty created by the COVID-19 pandemic, the Compensation Committee deferred implementing a Long-Term EIP until 2021 and, as such, no awards were granted under a Long-Term EIP during 2020. The Long-Term EIP for 2021 is expected to consist of grants of RSUs that cliff vest at the end of three years and grants of PSUs that cliff vest at the end of a three-year performance period based on the achievement of relative total shareholder return and total economic return and absolute total economic return performance metrics.

Executive Incentive Plan. Previously, incentive awards were made pursuant to the Executive Incentive Plan. The Executive Incentive Plan had an annual incentive component (with a one-year performance period) and a long-term component (with a three-year performance period). As noted above, due to the anticipated adoption of a Long-Term EIP, no long-term equity awards were made under the Executive Incentive Plan in 2020. One long-term equity award granted under the Executive Incentive Plan for the three-year performance period ending December 31, 2021 remains outstanding.

Prior to 2020, each participant was granted a long-term incentive opportunity under the Executive Incentive Plan equal to the following percentages of his/her base salary as of January 1 of that year:

	Minimum Incentive Opportunity	Target Incentive Opportunity	Maximum Incentive Opportunity
CEO	0%	40%	80%
EVP	0%	30%	60%

This long-term incentive component consisted of the following performance goal and comprised 20% of each participant’s total incentive opportunity under the Executive Incentive Plan granted for that year:

Metric	Weighting (of total incentive opportunity)
Annualized Total Economic Return (TER)	20%

At the beginning of each year, the Compensation Committee established the minimum, target and maximum performance targets for the annualized total economic return (“TER”) goal for the three-year performance period. TER is calculated as the sum of (A) the change in the Company’s GAAP book value per common share over the performance period and (B) the cumulative dividends declared by the Company during the performance period, divided by the book value per common share at the beginning of the period and further divided by three.

To determine each participant’s long-term incentive bonus earned, after the end of the long-term performance period, the Compensation Committee determines the level of performance achieved with respect to the TER performance goal. Performance can range from 0-200% and is calculated based on linear interpolation. Each participant’s bonus amount for the long-term incentive component will be equal to the performance level achieved for the TER performance goal, multiplied by 20%, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

Any equity awarded under the long-term component of the Executive Incentive Plan will be paid in restricted stock that vests in one year.

The following table shows the TER performance goal for the long-term incentive component for the three-year performance period ended December 31, 2020, as well as the weighting of this goal, the minimum, target and maximum performance targets for the goal, and the achievement against the goal.

Performance Metric	Weighting	Performance Target			Value Achieved	Percentage Achieved
		Minimum	Target	Maximum
TER	20.0%	4.7%	8.0%	16.0%	4.4%	—%

Given the loss in book value since December 31, 2017, the Company did not meet the minimum required performance for this long-term incentive component over the three-year period ended December 31, 2020, and therefore no awards were granted, as reflected in the table below:

Long-Term Incentive Component for Three-Year Performance Period Ended December 31, 2020
Metric	Percentage Achieved	Byron L. Boston	Smriti L. Popenoe	Stephen J. Benedetti
Base Salary as of January 1, 2018		$700,000	$435,000	$435,000
Target incentive bonus %		200%	150%	150%
Portion of 2018 incentive opportunity		20%	20%	20%
Target incentive bonus		$280,000	$130,500	$130,500

Long-Term Incentive Component Earned	—%	$—	$—	$—

2020 Stock and Incentive Plan. At the 2020 Annual Meeting of Shareholders, the Company’s shareholders approved the 2020 Plan to replace the Company’s 2018 Plan. Under the 2020 Plan, the Compensation Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units and performance cash awards to key employees, non-employee directors, consultants and advisors in its discretion. The Board of Directors believes a competitive equity incentive program is essential to offering compensation that aligns participants’ interests with those of our shareholders, based on a pay-for-performance philosophy that is consistent with prudent risk management and emphasizing an owner-operator mentality by placing a meaningful portion of an executive officer’s total compensation at risk, tied to our annual and long-term performance as well as to the creation and protection of shareholder value.

Some of the key features of the 2020 Plan that enable the Company to maintain sound governance practices in granting awards include:
•No “Evergreen” Provision: Shares authorized for issuance under the 2020 Plan are not automatically replenished.

•Annual Limits: The 2020 Plan imposes an annual limit on equity awards of 400,000 shares per participant and on cash awards of $5,000,000 per participant.
•No Discounted Stock Options or SARs: The 2020 Plan prohibits the grant of stock options or SARs with an exercise price less than the fair market value of the Company’s common stock on the grant date.
•No Repricing of Stock Options or SARs: The 2020 Plan generally prohibits the repricing of stock options or SARs without shareholder approval.
•No Liberal Share Recycling: Under the 2020 Plan, shares of the Company’s common stock used to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with an award will not be added back (recycled) to the aggregate plan limit. In addition, the gross number of shares associated with a stock option or SAR exercise, and not just the net shares issued upon exercise, will count against the aggregate plan limit.
•Minimum Vesting Periods: Subject to accelerated vesting under certain circumstances, the 2020 Plan requires a minimum vesting period of one year for awards subject to time-based conditions and a minimum performance period of one year for awards subject to achievement or satisfaction of performance goals, with the exception of up to 5% of the aggregate shares authorized for grant under the 2020 Plan and certain other limited exceptions.
•Protective Provisions and Clawback: The 2020 Plan provides for the forfeiture of outstanding awards upon a participant’s termination for cause and subjects all awards under the 2020 Plan to repayment as may be required by the terms of any recoupment or clawback policy of the Company or as required by applicable law, regulation or stock exchange requirement.
•Independent Committee Administration: Awards to executive officers and directors under the 2020 Plan are granted by the Committee, which is composed entirely of independent directors.
•Term of the 2020 Plan: No awards may be granted under the 2020 Plan more than ten years after the date of shareholder approval.

The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with creating and protecting shareholder value and to encourage our executive officers to think like owners of the Company. The Company has typically used restricted stock in recent years but anticipates primarily using performance stock units (with performance-based vesting provisions) and restricted stock units (with time-based vesting provisions) in its executive compensation program in the future. The Compensation Committee views equity incentive awards as a strong alignment of interests by making employees direct (or in the case of units, indirect) owners of the Company while providing performance incentive for employees as well as incentives to remain with the Company as their awards vest.

The Compensation Committee uses multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards. Most of the Company’s equity incentive awards have three-year vesting periods.

Prior to the changes in 2020 discussed above, payouts under the Executive Incentive Plan comprised both the executive officer’s cash and equity incentive awards in any given year. Beginning in 2021, the Company will grant equity incentive awards under the Long-Term EIP.

Timing of Equity Awards. We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the equity awards to our executive officers, as well as stock grants awarded to directors, depending on whether the information is favorable or unfavorable. Our historical practice with respect to the timing of equity awards, including payments under the Executive Incentive Plan, has been to approve such grants once each year in the first quarter of the year following the year to which the award pertains. Restricted stock awards for 2018, 2019 and 2020 performance were granted to certain officers and employees of the Company in the first quarter of 2019, 2020, 2021 respectively, in each case after the Company had released its fourth quarter results for the year. Additionally, retention awards in the form of restricted stock were also granted to the Company’s named executive officers in the second quarter of 2020, after the Company had released its first quarter results. We anticipate that any future grants generally will be awarded on a similar timetable.

Non-employee directors receive annual grants of restricted stock on the first Friday following the annual meeting of shareholders, generally in May or June of each year, which shares vest at the end of one year.

In the case of grants to our non-employee directors, we believe that the annual meeting of shareholders is an appropriate time during the year to make equity grants and that a consistent application of our equity granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The equity awards granted by the Compensation Committee are designed to incent creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive or director compensation.

Clawback Provision. Bonus amounts paid, in cash or stock, under the Executive Incentive Plan or Cash Incentive Plan and equity awards granted under the 2018 Plan or the 2020 Plan are subject to clawback in the event repayment is required by any Company clawback policy or law or regulation or stock exchange requirement applicable to the Company.

Changes in 2021. In 2021, based on recommendations by the Compensation Committee, the independent directors plan to amend the Cash Incentive Plan to remove the fixed target and maximum incentive opportunities for our executive officers. As amended, the Cash Incentive Plan will provide that the target and maximum incentive opportunities are established by the Compensation Committee annually when the performance goals are set for that year, consistent with the requirements of the executive officers’ employment agreements. For 2021, Messrs. Boston and Benedetti, the Compensation Committee established the same target and maximum incentive opportunities as for 2020 at 200% and 400% for Mr. Boston and 150% and 300% for Mr. Benedetti. For 2021 the Compensation Committee increased Ms. Popenoe’s target and maximum incentive opportunities to 175% and 350%, respectively. Based on her salary of $575,000 for 2021, Ms. Popenoe’s target and maximum incentive opportunities will increase to $1.0 million and $2.0 million, respectively. No other changes in the Company’s executive compensation program are expected for 2021.

Retirement Plans. We provide additional compensation to our executive officers through various plans which are also available to some or all of our other employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining incentive awards described above.

We have a 401(k) Savings Plan for all of our employees. Since 2016, the 401(k) Savings Plan has allowed eligible employees to defer up to 100% of their eligible compensation, and we have made discretionary matching contributions on a dollar-for-dollar basis up to 6% of an employee’s eligible compensation. Eligible employee deferrals and matching contributions under the 401(k) Savings Plan are subject to limitations imposed by the Internal Revenue Code.

Other Benefits. The Company provides our executive officers with other personal benefits on a limited basis with overall compensation program objectives to attract and retain high quality executives. The Compensation Committee has reviewed the levels of other personal benefits provided to our executive officers and the Compensation Committee believes them to be appropriate.

Details of other benefits provided to the executive officers are set forth in footnotes to the Summary Compensation Table.

Employment Agreements. The Company entered into new employment agreements with Messrs. Boston and Benedetti and Ms. Popenoe in 2020. The employment agreements are effective as of August 31, 2020 for Mr. Boston, August 28, 2020 for Mr. Benedetti and August 28, 2020, as amended December 18, 2020 in connection with her promotion to President, for Ms. Popenoe. Mr. Boston’s agreement replaces his prior employment agreement with the Company, dated December 8, 2016, that would have expired on December 31, 2020, and Ms. Popenoe’s agreement and Mr. Benedetti’s agreement are successors to their prior employment agreements with the Company, each dated March 3, 2017, that expired on March 1, 2020.

Each employment agreement provides for an initial three-year term, which will be extended automatically for an additional year at the end of the initial term and each year thereafter, unless either the Company or the executive gives written notice of non-renewal at least 90 days prior to the renewal date. Upon a Change in Control (as defined in the employment agreements), the term of each employment agreement will be extended automatically for a period of two years, unless the Change in Control occurs during the initial term and there are more than two years remaining in the initial term.

The employment agreements reflect the then current annual base salaries of Mr. Boston, Ms. Popenoe and Mr. Benedetti at the annualized rates of $750,000, $575,000 and $450,000, respectively, which salaries may be increased or decreased, but not below the $750,000, $575,000 and $450,000 amounts, respectively, without the executive’s consent, and may not be decreased following a Change in Control. Each executive is eligible to receive annual cash incentive awards pursuant to the Dynex Capital, Inc. Annual Cash Incentive Plan (or any successor plan). The minimum target annual cash incentive award for Mr. Boston is 200% of his base salary, and for Ms. Popenoe and Mr. Benedetti, 150% of their respective base salaries. The maximum annual cash incentive award for Mr. Boston shall be not less than 400% of his annual base salary, and for Ms. Popenoe and Mr. Benedetti, 300% of their respective base salaries. Each executive is also eligible to receive annually a long-term incentive award pursuant to the Dynex Capital, Inc. 2020 Stock and Incentive Plan (or any successor plan) at the minimum target amount of $1,400,000 for Mr. Boston, $750,000 for Ms. Popenoe and $652,500 for Mr. Benedetti. The actual annual cash incentive award and long-term incentive award payouts may be more or less than the target amount, but the annual cash incentive award payout cannot exceed the maximum amounts established.

Each executive is entitled to participate in the employee and executive benefit plans and programs offered by the Company in which other senior executives of the Company are eligible to participate, including medical, dental, life and disability insurance and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans. Each executive is eligible for a Company-provided cell phone, personal data assistant for the executive’s use, and the Company will pay for any business-related usage fees for such items. Each executive is also entitled to reimbursement for the cost of an annual concierge medical services program.

Under the employment agreements, each executive may be terminated by the Company with or without “Cause” (as defined in the employment agreements). If the executive resigns for “Good Reason” (as defined in the employment agreements) or the executive’s employment is terminated by the Company without Cause, not in connection with a Change in Control, the executive is entitled to receive a lump sum severance payment equal to a multiple of the sum of (i) the executive’s annual base salary at the time of termination and (ii) the average of the executive’s annual incentive awards paid for the prior three years. The multiple for Mr. Boston is two and the multiple for Ms. Popenoe and Mr. Benedetti is 1.5. Additionally, each executive will be entitled to receive (a) any amounts already earned but not yet paid, including any annual incentive award earned for a completed performance period and accrued but unused vacation time (the “Accrued Obligations”); (b) continued medical, dental, life and disability insurance coverage (or payment in lieu) for 24 months for Mr. Boston and 18 months for Ms. Popenoe and Mr. Benedetti; (c) a prorated annual cash incentive award for the year of termination (prorated for time employed through the date of termination and based on performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals) (a “Prorated Annual Incentive Award”); and (d) full vesting of any unvested equity awards, with performance for any performance-based equity awards determined based on the terms of the applicable grant agreement.

The employment agreements contain a “double trigger” provision for severance in a Change in Control context. Under this “double trigger” provision, if the executive resigns for Good Reason or the executive’s employment is terminated by the Company without Cause on or within two years after a Change in Control, the executive will be entitled to receive a lump sum severance payment equal to 2.99 times the sum of (i) the executive’s annual base salary at the time of termination and (ii) the average of the executive’s annual incentive awards paid for the prior three years. Additionally, each executive will be entitled to receive (a) his or her Accrued Obligations; (b) continued medical, dental, life and disability insurance coverage (or payment in lieu) for 36 months; (c) a Prorated Annual Incentive Award for the year of termination; and (d) full vesting of any unvested equity awards, with performance for any performance-based equity awards determined based on the terms of the applicable grant agreement.

If the executive’s employment terminates due to death, the employment agreements provide for a lump sum payment to the executive’s estate of an amount equal to the sum of (i) the executive’s annual base salary at the time of the executive’s death and (ii) the average of the executive’s annual incentive awards paid for each of the prior three years. The executive’s estate will also be entitled to (a) the applicable Accrued Obligations; (b) a Prorated Annual Incentive Award for the year of death and (c) full vesting of the executive’s unvested equity awards. If the executive’s employment terminates due to disability, the executive will be entitled to receive (x) his or her Accrued Obligations; (y) an annual cash incentive award for the year of termination (based on performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals) and (z) full vesting of any unvested equity awards, with performance for any performance-based equity awards determined based on the terms of the applicable grant agreement.

The employment agreements provide that if the Company determines not to renew the agreement at the end of any term and terminates the executive’s employment for any reason other than for Cause at the end of the term or if the executive resigns for Good Reason on account of such non-renewal of the agreement, the executive will be entitled to receive the same severance payments described above for termination by the Company without Cause or resignation for Good Reason, whether or not in connection with a Change in Control depending on when the non-renewal or termination occurs.

Except for the Accrued Obligations, payment of all of the severance payments discussed above (other than in the event of death) is contingent on the executive signing a release in favor of the Company and its affiliates.

The employment agreements provide for Change in Control severance benefits on a “best net” approach, under which the Change in Control severance benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

In certain cases, some or all of the payments and benefits provided on termination of employment under these agreements may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement. In the case of benefits that are delayed, the executive officer would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

The employment agreements also provide for a clawback of any incentive compensation by the Company, including both equity and cash compensation, to the extent required by federal or state law or regulation or stock exchange requirement. Under the employment agreements, the executives are subject to certain restrictive covenants in favor of the Company, including (i) a confidentiality covenant that applies during and following the executive’s employment for five years (or longer if the confidential information is a trade secret), (ii) a non-solicitation covenant that applies during and for 12 months following the executive’s employment, and (iii) a non-competition covenant that applies during the executive’s employment and for 90 days following the executive’s employment if the executive does not receive severance benefits and for six months following the executive’s employment if he or she receives severance benefits.

See further discussion under “Potential Payments upon Termination or Change in Control” below.

Limitations on Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the federal income tax deductibility of certain compensation in excess of $1 million paid to certain executive officers, as one factor in the context of the Company’s overall compensation philosophy. The Compensation Committee currently believes, however, that it is generally in the Company’s and its shareholders’ best interests for the Compensation Committee to retain flexibility to develop appropriate compensation programs and establish appropriate compensation levels. As a result, the Compensation Committee awards compensation that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the named executive officers’ compensation.

For 2020, approximately $1.0 million of the compensation for Mr. Boston and $0.1 million for each of Ms. Popenoe and Mr. Benedetti were not deductible under Section 162(m).

Limitations on Certain Short-term or Speculative Transactions in the Company’s Securities

The Board of Directors has approved a Statement of Policy Regarding Trading in Company Securities (the “Insider Trading Policy”) that applies to all directors, officers and employees of the Company and helps ensure that the Company’s personnel bear the full risks and benefits of stock ownership. The Insider Trading Policy prohibits directors and executive officers, among others, from engaging in short-term or speculative transactions in the Company’s securities, such as short sales, trading in publicly-traded derivative securities, and hedging transactions. The Insider Trading Policy also prohibits directors and executive officers, among others, from holding the Company’s securities in margin accounts and from pledging the Company’s securities.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Robert A. Salcetti, Chairperson
Julia L. Coronado, Ph.D.
Joy D. Palmer

Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2020, 2019, and 2018 by Messrs. Boston and Benedetti and Ms. Popenoe. The Company had no other executive officers during these years.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3)($)	Total ($)
Byron L. Boston Chief Executive Officer and Co-Chief Investment Officer	2020	$750,000	$—	$890,775	$2,050,385	$184,019	$3,875,179
	2019	700,000	—	—	1,341,878	148,728	2,190,606
	2018	700,000	—	—	918,038	133,260	1,751,298
Smriti L. Popenoe President and Co-Chief Investment Officer	2020	$500,000	$—	$445,388	$1,025,192	$80,844	$2,051,424
	2019	435,000	—	—	625,412	57,386	1,117,798
	2018	435,000	—	—	427,871	53,597	916,468
Stephen J. Benedetti Executive Vice President, Chief Financial Officer and Chief Operating Officer	2020	450,000	$—	$445,388	$922,673	$83,818	$1,901,879
	2019	435,000	—	—	625,412	59,395	1,119,807
	2018	435,000	—	—	427,871	55,183	918,054
(1)The amounts in this column for 2020 reflect the grant date fair value of restricted stock retention awards granted to Messrs. Boston and Benedetti and Ms. Popenoe under the Company’s 2018 Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Company’s common stock on the date of grant. No stock awards were granted to the executive officers in 2019 or 2018 outside of the portion of the Executive Incentive Plan bonus award paid in shares of the Company’s common stock, which is included in the “Non-Equity Incentive Plan Compensation” column.
(2)Bonus amounts earned for 2020 for Messrs. Boston and Benedetti and Ms. Popenoe represent the cash bonus earned under the Cash Incentive Plan. Bonus amounts earned for 2019 and 2018 for Messrs. Boston and Benedetti and Ms. Popenoe include the bonus amount earned for 2019 and 2018 performance, respectively, under the annual incentive component under the Executive Incentive Plan and in each case include both the cash portion of the bonus award and the portion that was paid in shares of the Company’s common stock. No bonus amount was earned for performance during the three-year periods ended December 31, 2020, 2019 and 2018, respectively, under the long-term incentive component under the Executive Incentive Plan. For further information, see “Annual Cash Incentive Compensation” beginning on page 38 and “Long-Term Equity Incentive Compensation” beginning on page 42. In each case, the cash portion and the shares portion of these bonus awards were paid in the year following the year in which the applicable performance criteria was achieved.

(3)The following table presents the components of “All Other Compensation” in the table above for each of the executive officers for 2020:

	Byron L. Boston	Smriti L. Popenoe	Stephen J. Benedetti
Dividends paid on unvested restricted stock	$158,364	$62,100	$62,054
Matching contributions to the Company’s 401(k) Savings Plan	17,100	17,100	17,100
Group term life insurance premiums	1,584	552	1,032
Gross up expenses related to the group term life insurance	121	42	79
HSA Company contributions	2,500	—	2,500
Long-term disability insurance premiums	1,050	1,050	1,053
Executive health program	3,300	—	—
Total other compensation	$184,019	$80,844	$83,818

All compensation that we have paid to Messrs. Boston and Benedetti and Ms. Popenoe has been determined as described above in our “Compensation Discussion and Analysis” section.

Grants of Plan-Based Awards for 2020
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option and Awards (3) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Byron L. Boston		—	1,500,000	3,000,000	—	—	—	—
	05/14/2020	—	—	—	72,186	—	—	890,775
Smriti L. Popenoe		—	750,000	1,500,000	—	—	—	—
	05/14/2020	—	—	—	36,093	—	—	445,388
Stephen J. Benedetti		—	675,000	1,350,000	—	—	—	—
	05/14/2020	—	—	—	36,093	—	—	445,388
(1)Reflects the target and maximum amounts that the executive officers could earn for 2020 performance under the Cash Incentive Plan. There is no threshold amount under the Cash Incentive Plan. The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe for 2020 performance under the Cash Incentive Plan, which were paid in cash, are reported as “Non-Equity Incentive Plan Compensation” for 2020 in the Summary Compensation Table on page 48. No awards were granted under the Long-Term EIP during 2020.
(2)Reflects retention awards granted to the executive officers.
(3)The amounts in this column reflect the grant date fair value of grants of restricted stock to each executive officer, under the Company’s 2018 Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Company’s common stock on the date of grant.

Holdings of Stock-Based Awards

The table below presents information regarding restricted stock held by each of our named executive officers as of December 31, 2020. None of our named executive officers held any options or stock appreciation rights as of December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End
Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Byron L. Boston	133,897	2,383,367
Smriti L. Popenoe	55,378	985,728
Stephen J. Benedetti	55,378	985,728
(1)     All of these shares were granted under the Company’s 2009 Stock and Incentive Plan or 2018 Plan. See the following table for details of the vesting for each grant of restricted stock:

Name	Grant Date	Restricted Shares	Vesting Schedule
Byron L. Boston	03/07/18	9,804	Vests on February 15, 2021
	02/28/19	16,791	Vests in equal annual installments on March 1, 2021 and February 28, 2022
	02/28/20	35,116	Vests in equal annual installments on March 1, 2021, February 28, 2022 and February 28, 2023
	05/14/20	72,186	Vests in equal annual installments on May 14, 2021, 2022 and 2023
Smriti L. Popenoe	03/07/18	3,159	Vests on February 15, 2021
	02/28/19	5,216	Vests in equal annual installments on March 1, 2021 and February 28, 2022
	02/28/20	10,910	Vests in equal annual installments on March 1, 2021, February 28, 2022 and February 28, 2023
	05/14/20	36,093	Vests in equal annual installments on May 14, 2021, 2022 and 2023
Stephen J. Benedetti	03/07/18	3,159	Vests on February 15, 2021
	02/28/19	5,216	Vests in equal annual installments on March 1, 2021 and February 28, 2022
	02/28/20	10,910	Vests in equal annual installments on March 1, 2021, February 28, 2022 and February 28, 2023
	05/14/20	36,093	Vests in equal annual installments on May 14, 2021, 2022 and 2023
(2)    This amount represents the fair market value of the restricted stock as of December 31, 2020, based on the closing price of the Company’s common stock of $17.80 on that date.

Option Exercises and Stock Vested

The table below presents information regarding restricted stock held by our executive officers that vested during 2020.

Option Exercises and Stock Vested for 2020 (1)
Name	Stock Awards
	Vesting Date	Vesting Date Stock Price per Share (2) ($)	Number of Shares Acquired On Vesting (#) (3)	Value Realized on Vesting (2) ($)
Byron L. Boston	02/15/20	$19.19	6,295	$120,801
	02/18/20	$19.64	9,803	192,531
	02/28/20	$17.10	8,395	143,555
			24,493	$456,887

Smriti L. Popenoe	02/15/20	$19.19	1,903	$36,519
	02/18/20	$19.64	3,158	62,023
	02/28/20	$17.10	2,608	44,597
			7,669	$143,139

Stephen J. Benedetti	02/15/20	$19.19	1,749	$33,563
	02/18/20	$19.64	3,158	62,023
	02/28/20	$17.10	2,608	44,597
			7,515	$140,183
(1)None of the executive officers exercised any stock options or SARs during 2020.
(2)Value realized is the number of shares multiplied by the closing stock price of the Company’s common stock on the date of vesting. For purposes of this table, where a vesting date was a non-business day, the Company’s common stock closing stock price on the business day prior to the vesting date was used.
(3)Represents the total number of restricted shares that vested during 2020, without taking into account any shares that were withheld for applicable tax obligations.

Non-Qualified Deferred Compensation for 2020

The Company does not have a non-qualified deferred compensation plan.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our executive officers or other employees, other than what is discussed under the Retirement Plans section of “Compensation Discussion and Analysis” above.

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments to or benefits to be received by each of the named executive officers upon the following termination events or upon a change in control of the Company, in each case assuming that the termination event or the change in control occurred on December 31, 2020, and assuming a stock price of $17.80, which was the closing stock price of the Company’s common stock on December 31, 2020. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.

The following table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change in control event and, as a result, excludes amounts accrued through December 31, 2020, such as accrued but unpaid salary and bonus amounts for completed performance periods, already vested equity awards and vested account balances under the 401(k) Savings Plan. The table also excludes any amounts that are available generally to all salaried employees and in a manner that does not discriminate in favor of our executive officers. All references to employment agreements in the following table and footnotes are to the employment agreements in place as of December 31, 2020.

Payments and Benefits	Death (1)	Termination Due to Disability	Termination Without Cause or for Good Reason Not in Connection with Change in Control (2)	Termination Without Cause or for Good Reason within 2 Years Following a Change in Control (3) (4)	Termination For Cause or Without Good Reason	Change in Control with no Related Termination
Byron L. Boston
Severance (5)	$1,872,696	$—	$3,745,393	$5,599,362	$—	$—
Restricted Stock - Accelerated Vesting (6)	2,383,367	2,383,367	2,383,367	2,383,367	—	2,383,367
Health & Welfare Benefits (5) (7)	—	—	67,912	101,868	—	—
Total	$4,256,063	$2,383,367	$6,196,672	$8,084,597	$—	$2,383,367

Smriti L. Popenoe
Severance (5)	$1,104,634	$—	$1,656,951	$3,302,856	$—	$—
Restricted Stock - Accelerated Vesting (6)	985,728	985,728	985,728	985,728	—	985,728
Health & Welfare Benefits (5) (7)	—	—	52,075	104,150	—	—
Total	$2,090,362	$985,728	$2,694,754	$4,392,734	$—	$985,728

Stephen J. Benedetti
Severance (5)	$979,634	$—	$1,469,451	$2,929,106	$—	$—
Restricted Stock - Accelerated Vesting (6)	985,728	985,728	985,728	985,728	—	985,728
Health & Welfare Benefits (5) (7)	—	—	48,531	97,062	—	—
Total	$1,965,362	$985,728	$2,503,710	$4,011,896	$—	$985,728
(1)Under their employment agreements, if Messrs. Boston’s or Benedetti’s or Ms. Popenoe’s employment terminates due to death, his or her estate will be entitled to receive a lump sum payment of an amount equal to the sum of (i) his or her annual base salary at the time of his or her death and (ii) the average of his or her annual incentive award paid for the prior three years.
(2)Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause not in connection with a change in control, he will be entitled to receive a lump sum severance payment equal to two times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years. Under their employment agreements, if Ms. Popenoe or Mr. Benedetti resigns for good reason or his or her employment is terminated without cause not in connection with a change in control, he or she will be entitled to receive a lump sum severance payment equal to 1.5 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her annual incentive award paid for the prior three years.
(3)Under their employment agreements, if Messrs. Boston or Benedetti or Ms. Popenoe resigns for good reason or his or her employment is terminated without cause on or within two years after a change in control, he or she will be entitled to receive a lump sum severance payment equal to 2.99 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her annual incentive award paid for the prior three years.
(4)Messrs. Boston’s and Benedetti’s and Ms. Popenoe’s employment agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause him or her to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reductions that might be made pursuant to these provisions.
(5)Messrs. Boston and Benedetti and Ms. Popenoe must sign and not revoke a general release (other than in the event of death) in order to be entitled to receive these amounts.

(6)Restricted shares granted to the executive officers become fully vested upon (a) a change of control, (b) termination of the executive officer’s employment due to disability, death, or retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (c) termination of the executive officer’s employment for good reason (as defined in their employment agreements) or termination of the executive officer’s employment without cause (as defined in their employment agreements). None of the named executive officers were eligible for retirement under these provisions as of December 31, 2020.
(7)Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause, he will be entitled to receive continued medical, dental, life and disability insurance coverage for 24 months in the case of termination not in connection with a change in control and for 36 months in the case of termination on or within two years after a change in control. Under their employment agreements, if Ms. Popenoe or Mr. Benedetti resigns for good reason or his or her employment is terminated without cause, he or she will be entitled to receive continued medical, dental, life and disability insurance coverage for 18 months in the case of termination not in connection with a change in control and for 36 months in the case of termination on or within two years after a change in control. The amounts shown in this row represent the net present value of the estimated benefits costs in each case.

CEO Pay Ratio

As required by SEC rules, we are providing our shareholders the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

We determined that the 2020 annual total compensation of the median compensated employee, from of all our employees who were employed as of December 31, 2020, other than our Chief Executive Officer, was $166,565; our Chief Executive Officer’s 2020 annual total compensation was $3,875,179; and the ratio of these amounts was 1 to 23.3.

As of December 31, 2020, our total population consisted of 23 employees, all located in the United States. This population consisted of all of our full-time and part-time employees, as well as our paid interns.

To identify the median compensated employee, we used Medicare wages and tips for the period from January 1, 2020 to December 31, 2020 as reported to the Internal Revenue Service on Box 5 of Form W-2. We did not annualize pay for those individuals not employed for a full year in 2020 or make any cost-of-living adjustments in identifying the median compensated employee. Once we identified our median compensated employee, we calculated the median compensated employee’s and our Chief Executive Officer’s 2020 annual total compensation in accordance with the requirements of the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL TWO

ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability, prudently preserve our capital, and advance the interests of our shareholders. Under this program, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 28 for additional details about our executive compensation program, including information about the 2020 fiscal year compensation of our named executive officers and changes we made to our incentive compensation approach.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting for this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders and we will consider our shareholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2022 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

RELATED PERSON TRANSACTIONS

We recognize that maintaining the independence in fact and appearance for our directors and officers is critical. Therefore, we have certain policies and procedures in place to critically evaluate each transaction that could impact the independence of directors and officers. Our Code of Conduct provides that the Company’s personnel, including directors and officers, are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Our Corporate Governance Guidelines also provide that the Company will generally refrain from entering into contracts with Board members and their immediate family members or providing support directly or indirectly to organizations with which a Board member may be affiliated. In the event that we deem it appropriate to enter transactions with a Board member or a member of his or her immediate family, the terms of the transaction must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time of a comparable transaction with a non-related person. The Board will also evaluate each of these transactions when the independence of the director is determined.

Our Board has adopted certain written policies and procedures, included within our Code of Conduct, for the review, approval and ratification of related person transactions, which we refer to here as our Related Person Policy. Among other things, our Related Person Policy provides that, other than compensation matters which are approved or ratified by our Compensation Committee, a related person transaction is prohibited unless it is approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which we were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person,” as defined in our Related Person Policy, means any person who is an executive officer, director or nominee for director of the Company, any person who is the owner of more than 5% of any class of the Company’s outstanding equity securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of the executive officer, director, nominee or more than 5% owner, and any entity which is owned or controlled by any of the foregoing persons or in which one of the foregoing persons has a substantial ownership interest or control of such entity.

Under the Related Person Policy, proposed related person transactions must be reported to the Chairperson of the Audit Committee. The Chairperson will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a related person transaction and, if so, the proposed related person transaction shall be submitted to the Audit Committee for consideration. In determining whether to approve or ratify the proposed related person transaction, the Audit Committee will consider, among other things, whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Audit Committee notifies the related person of its determination.

Mr. Benedetti, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer, has since 2002 been the sole shareholder of a company that is the parent corporation to a wholly-owned subsidiary, DCI Commercial, Inc. (“DCI”), formerly known as Dynex Commercial, Inc. The Company and DCI were defendants in litigation filed by Basic Capital Management, Inc., American Realty Trust, Inc. and Transcontinental Realty Investors, Inc. (together, the “DCI Plaintiffs”) in 1999 regarding the activities of DCI while it was an operating subsidiary of an affiliate of the Company (the “DCI Litigation”). The DCI Litigation concluded in 2004 and after various appeals by the DCI Plaintiffs, no judgment was entered against the Company. Final judgment in the principal amount of $46.5 million, including damages of $25.6 million and attorneys’ fees and post-judgment interest of $20.9 million, was entered in the litigation against DCI (the “DCI Judgment”) in 2015. The Company has been funding defense costs for DCI since 1999 and formally entered into a Litigation Cost Sharing Agreement with DCI (the “Cost Sharing Agreement”) in 2000 whereby the Company agreed to advance DCI's portion of the costs of defending DCI in various lawsuits including the DCI Litigation. The total amount due to the Company under the Cost

Sharing Agreement and the amounts advanced prior to the Cost Sharing Agreement relating to the DCI Litigation including interest was $16.0 million as of December 31, 2020. DCI costs advanced by the Company are loans and bear simple interest at the rate of Prime plus 8.0% per annum subject to a maximum of 12% under Virginia law.

In May 2018, the receiver for one of the DCI Plaintiffs (the “Receiver”) in the DCI Litigation filed a separate claim (the "Receiver Litigation") against the Company seeking payment of $11.3 million in connection with the DCI Judgment, alleging that the Company breached the Cost Sharing Agreement. The case is pending in the U.S. District Court, Northern District of Texas (the “Northern District Court”). On November 21, 2019, the Northern District Court granted in part and denied in part summary judgment on the Receiver’s claim and the Company’s claim for offset and recoupment. The Northern District Court found that the Company breached the Cost Sharing Agreement and therefore must pay damages to the Receiver. The Northern District Court simultaneously granted the Company’s motion for summary judgment finding that DCI also breached the Cost Sharing Agreement and that the Company can recover amounts due to it from DCI under the Cost Sharing Agreement. The Northern District Court ordered the parties to submit evidence supporting their damages claimed by January 10, 2020. The Receiver subsequently filed a claim for damages with the Northern District Court of $12.6 million, while the Company filed claims for damages ranging from $13.3 million to $30.6 million, including interest. The Receiver filed objections (the "Objections") with the Northern District Court to, among other things, the Company recovering amounts incurred prior to entry into the Cost Sharing Agreement and amounts incurred under the Cost Sharing Agreement after January 31, 2006, including interest, which is the date that DCI’s corporate existence ceased under Virginia law. The Company subsequently objected to $0.3 million of the Receiver’s claim related to attorneys' fees incurred by the Receiver which the Company asserts is not collectible under Virginia law. The Company has further disputed the Receiver's Objections as not supportable under Virginia law, and has further refined its damages claim to $16.0 million based on simple interest and $22.8 million based on a combination of simple and compound interest as of December 31, 2020, which the Company believes is supportable under Virginia law. Both claim amounts include $1.3 million plus accrued interest for the advancement of attorneys' fees to DCI in 1999 and 2000 in connection with the DCI Litigation prior to the effective date of the Cost Sharing Agreement.

For further discussion of these matters, please see Part I, Item 3 of the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. Neither DCI nor Mr. Benedetti expects to derive any monetary benefit under the Cost Sharing Agreement other than the advancement of the litigation costs. Neither DCI nor its parent company has made any payments to the Company. The Audit Committee approved the Cost Sharing Agreement in accordance with the Company’s Related Person Policy.

PROPOSAL THREE

RATIFICATION OF THE SELECTION
OF THE COMPANY’S AUDITORS

The Audit Committee has selected the firm of BDO USA, LLP (“BDO”) as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2021. BDO has audited the financial statements of the Company since 2005, including for the fiscal year ended December 31, 2020.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO as the Company’s independent auditor. The Audit Committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, the Audit Committee:
•reviews all non-audit services and engagements provided by BDO, if any, specifically with regard to the impact on the firm’s independence;
•conducts an annual assessment of BDO’s service quality, and its working relationship with our management;
•conducts periodic private meetings separately with each of BDO and our management;
•approves the selection of BDO’s new lead engagement partner with each rotation;
•at least annually obtains and reviews a report form BDO describing all relationships between the independent auditor and the Company; and
•periodically considers whether there should be regular rotation of the independent auditor.

Based on the above, the members of the Audit Committee and the Board of Directors believe that continued retention of BDO to serve as the Company’s independent auditor is in the best interests of the Company and its shareholders.

Although ratification is not required, the Board is submitting the selection of BDO to our shareholders for ratification because we value our shareholders’ views on the Company’s independent certified public accountants, and as a matter of good governance practice. In the event that shareholders do not ratify the selection of BDO, the Audit Committee will consider making a change in auditors for the Company for the fiscal year ending December 31, 2022.

Representatives of BDO are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The following information is furnished with respect to fees billed for professional services rendered to the Company by BDO for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2020 and 2019, respectively, and fees billed for other services rendered by BDO during those periods. Information related to audit fees for 2020 includes amounts billed through December 31, 2020 and additional amounts estimated to be billed for the 2020 period for audit services rendered.

	For Fiscal Year Ended December 31,
	2020	2019
Audit Fees (1)	$620,216	$574,555
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$620,216	$574,555
(1)Audit Fees include: (i) the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and (iii) comfort letters, consents and other services related to SEC and other regulatory filings.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, all audit (including audit-related) and non-audit services performed by BDO, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein and shall not otherwise be deemed filed under such Acts.

The Audit Committee, among other responsibilities, engages the independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is comprised of four directors, each of whom is independent for audit committee purposes, as defined by the regulations of the SEC and the NYSE listing standards.

The Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements and the results of their examination and evaluation of the Company’s internal controls for fiscal year 2020. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of the Company’s internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from the independent accountants written disclosures and a letter regarding BDO’s communications with the Audit Committee concerning independence, as required by the applicable requirements of the Public Company Accounting Oversight Board. These disclosures have been reviewed by the Audit Committee, and the Audit Committee has discussed with the independent accountants the independent accountants’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2020 for filing with the SEC.

Audit Committee

Michael R. Hughes, Chairperson
Joy D. Palmer
Robert A. Salcetti
David H. Stevens

SHAREHOLDER PROPOSALS

If any shareholder desires to present a proposal to be acted upon at the 2022 Annual Meeting of Shareholders (including a nomination for director), written notice of such proposal must be received, in proper form, by the Secretary of the Company no later than December 31, 2021 and no earlier than October 2, 2021. The proxy solicited by the Board of Directors for the 2022 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal within this time period, in writing delivered to the Company’s Secretary. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2022 Annual Meeting, the proposal must comply with Exchange Act Rule 14a-8 and must be received by the Company’s Secretary, at the Company’s principal office address set forth on the first page of this Proxy Statement, on or before December 1, 2021.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2020 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to the Company’s principal executive offices: Dynex Capital, Inc., Attention: Investor Relations, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Company’s Annual Report on Form 10-K and its exhibits online at the SEC website at www.sec.gov or via the Company’s website at www.dynexcapital.com under “Investor Center - SEC Filings.”

                        By Order of the Board of Directors
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Secretary

March 31, 2021

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# Dynex Capital, Inc.

VOTE

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## Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

| | For | Against | Abstain |
|---|---|---|---|
| 01 - Byron L. Boston | ☐ | ☐ | ☐ |
| 02 - Julia L. Coronado, Ph.D. | ☐ | ☐ | ☐ |
| 03 - Michael R. Hughes | ☐ | ☐ | ☐ |
| 04 - Joy D. Palmer | ☐ | ☐ | ☐ |
| 05 - Robert A. Salcetti | ☐ | ☐ | ☐ |
| 06 - David H. Stevens | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to provide advisory approval of the compensation of the Company's named executive officers as disclosed in the proxy statement. | ☐ | ☐ | ☐ |
| 3. Proposal to ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2021 fiscal year. | ☐ | ☐ | ☐ |

### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

**NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.**

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

## Proxy — Dynex Capital, Inc.

## Annual Meeting of Shareholders – May 11, 2021

### THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stephen J. Benedetti and Alison G. Griffin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dynex Capital, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 11, 2021 or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

**THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.**

**(Continued and to be marked, dated and signed, on the other side)**

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.